                                                                    Exhibit 2.01

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                              CARDINAL HEALTH, INC.

                                  ("Cardinal"),

                               FLOWER MERGER CORP.

                  a wholly owned direct subsidiary of Cardinal

                                  ("Subcorp"),

                        AUTOMATIC LIQUID PACKAGING, INC.

                                     ("ALP")

                                     and the

                               STOCKHOLDERS OF ALP

                                TABLE OF CONTENTS


ARTICLE I. THE MERGER............................................................................................2

         SECTION 1.1 The Merger..................................................................................2
         SECTION 1.2 Effective Time..............................................................................2
         SECTION 1.3 Effects of the Merger.......................................................................2
         SECTION 1.4 Articles of Incorporation and By-laws.......................................................2
         SECTION 1.5 Directors and Officers......................................................................2
         SECTION 1.6 Additional Actions..........................................................................2

ARTICLE II. CONVERSION OF SECURITIES.............................................................................3

         SECTION 2.1 Conversion of Capital Stock.................................................................3
         SECTION 2.2 Exchange Ratios; Fractional Shares..........................................................3
         SECTION 2.3 Exchange of Certificates....................................................................4

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF RED AND SUBCORP...................................................7

         SECTION 3.1 Organization and Standing...................................................................7
         SECTION 3.2 Corporate Power and Authority...............................................................7
         SECTION 3.3 Capitalization of Cardinal and Subcorp......................................................7
         SECTION 3.4 Conflicts, Consents and Approval............................................................8
         SECTION 3.5 Brokerage and Finder's Fees.................................................................9
         SECTION 3.6 Cardinal SEC Documents......................................................................9
         SECTION 3.7 Absence of Certain Events...................................................................9
         SECTION 3.8 Accounting Matters..........................................................................9

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF ALP...............................................................10

         SECTION 4.1 Organization and Standing..................................................................10
         SECTION 4.2 Subsidiaries...............................................................................10
         SECTION 4.3 Corporate Power and Authority..............................................................10
         SECTION 4.4 Capitalization of ALP......................................................................10
         SECTION 4.5 Conflicts; Consents and Approvals..........................................................11
         SECTION 4.6 Absence of Certain Changes.................................................................12
         SECTION 4.7 Officers, Employees and Compensation.......................................................13
         SECTION 4.8 Financial Statements.......................................................................13
         SECTION 4.9 Taxes......................................................................................14
         SECTION 4.10 Compliance with Law; FDA Matters..........................................................16
         SECTION 4.11 Intellectual Property.....................................................................17
         SECTION 4.12 Title to and Condition of Properties......................................................19
         SECTION 4.13 Environmental Matters.....................................................................20
         SECTION 4.14 Litigation................................................................................21
         SECTION 4.15 Brokerage and Finder's Fees...............................................................21
         SECTION 4.16 Accounting Matters........................................................................21
         SECTION 4.17 Employee Benefit Plans....................................................................22

         SECTION 4.18 Contracts.................................................................................24
         SECTION 4.19 Accounts Receivable; Inventories..........................................................25
         SECTION 4.20 Labor Matters.............................................................................25
         SECTION 4.21 Undisclosed Liabilities...................................................................26
         SECTION 4.22 Operation of ALP's Business; Relationships................................................26
         SECTION 4.23 Product Warranties and Liabilities........................................................26
         SECTION 4.24 Board Recommendation......................................................................27
         SECTION 4.25 IBCA and State Takeover Laws..............................................................27
         SECTION 4.26 Insurance.................................................................................27
         SECTION 4.27 Books of Account; Records.................................................................27
         SECTION 4.28 Investment Representation.................................................................27
         SECTION 4.29 No Other Representations and Warranties...................................................28

ARTICLE V. COVENANTS OF THE PARTIES.............................................................................28

         SECTION 5.1 Mutual Covenants...........................................................................28
         SECTION 5.2 Covenants of Cardinal......................................................................29
         SECTION 5.3 Covenants of ALP and the ALP Stockholders..................................................30

ARTICLE VI. CONDITIONS..........................................................................................35

         SECTION 6.1 Mutual Conditions..........................................................................35
         SECTION 6.2 Conditions to Obligations of ALP...........................................................36
         SECTION 6.3 Conditions to Obligations of Cardinal and Subcorp..........................................36

ARTICLE VII. TERMINATION AND AMENDMENT..........................................................................39

         SECTION 7.1 Termination................................................................................39
         SECTION 7.2 Effect of Termination......................................................................39
         SECTION 7.3 Amendment..................................................................................39
         SECTION 7.4 Extension; Waiver..........................................................................40

ARTICLE VIII. INDEMNIFICATION...................................................................................40

         SECTION 8.1 Survival of Representations, Warranties and Agreements.....................................40
         SECTION 8.2 Indemnification............................................................................40
         SECTION 8.3 Limitations on Indemnification.............................................................41
         SECTION 8.4 Procedure for Indemnification with Respect to Third Party Claims...........................42
         SECTION 8.5 Procedure For Indemnification with Respect to Non-Third Party Claims.......................43
         SECTION 8.6 ALP Stockholders Representative............................................................44
         SECTION 8.7 Valuation of Shares Released from Escrow...................................................44
         SECTION 8.8 Termination of ALP's Warranties............................................................44

ARTICLE IX. MISCELLANEOUS.......................................................................................45

         SECTION 9.1 Notices....................................................................................45

         SECTION 9.2 Interpretation.............................................................................45
         SECTION 9.3 Counterparts...............................................................................46
         SECTION 9.4 Entire Agreement...........................................................................46
         SECTION 9.5 Third Party Beneficiaries..................................................................46
         SECTION 9.6 Governing Law..............................................................................46
         SECTION 9.7 Consent to Jurisdiction; Venue.............................................................46
         SECTION 9.8 Specific Performance.......................................................................46
         SECTION 9.9 Assignment.................................................................................47
         SECTION 9.10 Expenses..................................................................................47


                                    EXHIBITS


Exhibit A - Form of Escrow Agreement
Exhibit B - Form of Affiliate Letter
Exhibit C - Form of Consulting Agreement
Exhibit D - Form of Opinion of Baker & Hostetler LLP
Exhibit E - Form of Opinion of Schwartz & Freeman
Exhibit F - Form of Release
Exhibit G - Form of Agreement between ALP and
                  Weiler Engineering, Inc.
Exhibit H-1 through H-5 - Forms of Other Ancillary Agreements

                          AGREEMENT AND PLAN OF MERGER

                  This Agreement and Plan of Merger (this "Agreement") is made and entered into as of August 4, 1999, by and among Cardinal Health, Inc., an Ohio corporation ("Cardinal"), Flower Merger Corp., an Illinois corporation and a wholly owned subsidiary of Cardinal ("Subcorp"), Automatic Liquid Packaging, Inc., an Illinois corporation ("ALP"), and all of the Stockholders of ALP (the "ALP Stockholders").

                             PRELIMINARY STATEMENTS:

                  A. Cardinal desires to acquire the liquid packaging business and other businesses operated by ALP through the merger of Subcorp with and into ALP, with ALP as the surviving corporation (the "Merger"), pursuant to which each share of ALP Common Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive Cardinal Common Shares (as defined in Section 3.3) as more fully provided herein.

                  B. ALP desires to combine its packaging business and personal care product businesses with the healthcare service businesses operated by Cardinal and for the ALP Stockholders to have a continuing equity interest in the combined businesses.

                  C. The ALP Stockholders own all of the outstanding capital stock of ALP, and Cardinal is unwilling to enter into this Agreement without the agreements of the ALP Stockholders set forth herein.

                  D. The parties intend that the Merger constitute a tax-free "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) thereof.

                  E. The parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

                  F. The respective Boards of Directors of Cardinal, Subcorp and ALP have determined the Merger, in the manner contemplated herein, to be desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

                             ARTICLE I. THE MERGER

         SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions hereof and in accordance with the provisions of the Illinois Business Corporation Act of 1983, as amended (the "IBCA"), Subcorp shall be merged with and into ALP at the Effective Time (as defined in Section 1.2). As a result of the Merger, the separate corporate existence of Subcorp shall cease and ALP shall continue its existence under the laws of the State of Illinois. ALP, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

         SECTION 1.2 EFFECTIVE TIME. The Merger shall be consummated by filing with the Secretary of State of the State of Illinois (the "Illinois Secretary of State") articles of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the IBCA. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Illinois Secretary of State or at such later time as shall be specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Cardinal, 7000 Cardinal Place, Dublin, Ohio 43017, or such other place as the parties may agree on a date (the "Closing Date") specified by Cardinal, which date shall be within ten business days following the date upon which all conditions set forth in
Article VI hereof have been satisfied or waived.

         SECTION 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 5/11.50 of the IBCA.

         SECTION 1.4 ARTICLES OF INCORPORATION AND BY-LAWS. The Certificate of Merger shall provide that at the Effective Time (i) the Articles of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Articles of Incorporation of Subcorp, except for Article FIRST thereof which shall continue to read "The name of the corporation is Automatic Liquid Packaging, Inc." and (ii) the By-laws of Subcorp in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation; in each case until amended in accordance with applicable law.

         SECTION 1.5 DIRECTORS AND OFFICERS. From and after the Effective Time, the officers of ALP shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. On the Closing Date, ALP shall deliver to Cardinal evidence satisfactory to Cardinal of the resignations of the directors of ALP, such resignations to be effective as of the Effective Time.

         SECTION 1.6 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are reasonably necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of ALP, or (b) otherwise carry out the provisions of this Agreement, ALP shall execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of ALP or otherwise to take any and all such action.



                      ARTICLE II. CONVERSION OF SECURITIES

         SECTION 2.1 CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Cardinal, Subcorp or
ALP:

     (a) Each share of common stock, $.01 par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

     (b) Each share of ALP Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent a number of Cardinal Common Shares equal to the Exchange Ratio (as defined in Section 2.2).

     (c) Each share of capital stock of ALP held in the treasury of ALP shall be cancelled and retired and no payment shall be made in respect thereof.

     (d) Notwithstanding anything in this Section 2.1 to the contrary, Cardinal shall retain a number of Cardinal Common Shares otherwise issuable to the ALP Stockholders in the Merger, from such ALP Stockholders on a proportionate basis (based on the respective numbers of Cardinal Common Shares into which their ALP Common Stock will be convertible upon the Effective Time), equal to 10% of the aggregate number of Cardinal Common Shares which would be issuable to the ALP Stockholders on the Closing Date if Cardinal Common Shares were not to be issued into escrow pursuant to this Section 2.1(d) (the "Retained Shares"), by withholding the Retained Shares from the Cardinal Common Shares issuable in the Merger and depositing such Retained Shares in escrow pursuant to an escrow agreement in substantially the form attached hereto as Exhibit A (the "Escrow Agreement"). The escrow created by the Escrow Agreement shall be for the purpose of providing for the payment of certain indemnification obligations pursuant to
Article VIII hereof, all in accordance with the terms and conditions contained herein and in the Escrow Agreement.

         SECTION 2.2 EXCHANGE RATIOS; FRACTIONAL SHARES.

     (a) The "Exchange Ratio" (rounded to the nearest ten-thousandth of a share) shall be equal to the quotient obtained by dividing (i) the quotient obtained by dividing (A) the Aggregate Consideration (as defined below) by (B) the Average Share Price (as defined below) by (ii) the number of shares of ALP Common Stock issued and outstanding immediately prior to the Effective Time; provided, however, that if the Average Share Price is less than $67.00, then the Average Share Price shall be deemed to be equal to $67.00, and if the Average Share Price is greater than $79.00, then the Average Share Price shall be deemed to be equal to $79.00.

                  For purposes of this Section 2.2(a), (x) "Average Share Price" shall mean the average of the closing prices of Cardinal Common Shares as reported on the New York Stock Exchange ("NYSE") Composite Tape on each of the last ten (10) trading days ending on the third business day preceding the Closing Date, and (y) "Aggregate Consideration" shall mean the sum of (I) $375 million and (II) the amount of cash and marketable securities in excess of $5 million on the balance sheet of ALP included in the July 31, 1999 Interim Statements (net of unrealized gains or losses incurred as a result of the liquidation of any security prior to the Closing or existing as of the Closing) minus (III) the following amounts to be paid at or in connection with the
Closing: (1) the amount or amounts to be paid pursuant to the Feltes Agreement (as defined in Section 6.3(q)); (2) all bonuses, severance payments, transaction fees and other compensation payable pursuant to Section 5.3(b)(vii) of the ALP Disclosure Schedule; (3) any amounts paid or payable to Weiler Engineering, Inc. in connection with the settlement of deposit accounts; (4) any amounts paid by ALP for any so-called "tail coverage" for its product liability insurance; and
(5) any other expenditures of cash between July 31, 1999 and the Closing that are outside the usual and ordinary course of business; provided, however, that if the Closing Date is after September 30, 1999, the date of the balance sheet referred to in clause (II) and the date in clause (III)(5) shall be a date that is the last day of the month that is two months prior to the month in which the Closing Date occurs.

     (b) No certificates for fractional Cardinal Common Shares shall be issued as a result of the conversion provided for in Section 2.1. To the extent that an outstanding share of ALP Common Stock would otherwise have become a fractional Cardinal Common Share, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate for ALP Common Stock to the Exchange Agent pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Cardinal Common Shares as reported on the NYSE Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of ALP Common Stock shall be surrendered for the account of the same holder, the number of Cardinal Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. In the event that prior to the Effective Time, Cardinal shall declare a stock dividend or other distribution payable in Cardinal Common Shares or securities convertible into Cardinal Common Shares, or effect a stock split, reclassification, combination or other change with respect to Cardinal Common Shares, the exchange ratios set forth in this Section 2.2 shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

          SECTION 2.3 EXCHANGE OF CERTIFICATES.

     (a) EXCHANGE AGENT. Promptly following the Effective Time, Cardinal shall deposit with First Chicago Trust Company, a division of EquiServe, Limited Partnership or such other exchange agent as may be designated by Cardinal (the "Exchange Agent"), for the benefit of the ALP Stockholders, for exchange in accordance with this Section 2.3, certificates representing Cardinal Common Shares issuable pursuant to Section 2.1 in exchange for outstanding shares of ALP Common Stock (other than Retained Shares) and shall from time to time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.2 (such Cardinal Common Shares and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

     (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of ALP Common Stock whose shares were converted into the right to receive Cardinal Common Shares pursuant to Section 2.1 a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Cardinal may reasonably specify and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Cardinal Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of Cardinal Common Shares which such holder has the right to receive pursuant to Section 2.1 and
(y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions with respect to such Cardinal Common Shares, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. Cardinal will use its reasonable efforts to cause the Exchange Agent to send such certificate and check within three business days of its receipt of a Certificate and a duly executed letter of transmittal. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions with respect to such Cardinal Common Shares, if any, payable to holders of shares of ALP Common Stock. In the event of a transfer of ownership of shares of ALP Common Stock which is not registered on the transfer records of ALP, a certificate representing the proper number of Cardinal Common Shares, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions with respect to such Cardinal Common Shares, if any, may be issued to such transferee if the Certificate representing such shares of ALP Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing Cardinal Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions with respect to such Cardinal Common Shares, if any, as provided in this Article II. Notwithstanding the foregoing, Cardinal shall make available at the Closing certificates for Cardinal Common Shares to be issued in the Merger to any ALP Stockholder who delivers to Cardinal certificates representing ALP Common Stock and a duly executed letter of transmittal at least three business days before the Closing Date.

     (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Cardinal Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Until such Certificate has been surrendered as provided in this

Section 2.3, Cardinal shall deposit the amount of any dividends or other distributions with the Exchange Agent. Subject to the effect of Applicable Laws (as defined in Section 4.10), following surrender of any such Certificate, the Exchange Agent shall pay to the holder of the certificates representing whole Cardinal Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Cardinal Common Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Cardinal Common Shares, less the amount of any withholding taxes which may be required thereon.

     (d) NO FURTHER OWNERSHIP RIGHTS IN ALP COMMON STOCK. All Cardinal Common Shares issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of ALP Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of ALP of shares of ALP Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3. Certificates surrendered for exchange by any ALP Affiliate (as defined in Section 5.3(e)) shall not be exchanged until Cardinal has received written undertakings from such person in the form attached hereto as EXHIBIT B (an "Affiliate Letter").

     (e) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the ALP Stockholders for one year after the Effective Time shall be delivered to Cardinal, upon demand thereby, and holders of shares of ALP Common Stock who have not theretofore complied with this Section 2.3 shall thereafter look only to Cardinal for payment of any claim to Cardinal Common Shares, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

     (f) NO LIABILITY. None of Cardinal, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of ALP Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of ALP Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.4)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Cardinal, free and clear of all claims or interest of any person previously entitled thereto.

     (g) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Cardinal, on a daily basis. Any interest and other income resulting from such investments shall be paid to Cardinal upon termination of the Exchange Fund pursuant to Section 2.3(e).

                  ARTICLE III. REPRESENTATIONS AND WARRANTIES
                               OF RED AND SUBCORP

         In order to induce ALP to enter into this Agreement, Cardinal and Subcorp hereby represent and warrant to ALP that the statements contained in this Article III are true, correct and complete as of the date hereof and shall be true, correct and complete as of the Closing Date.

         SECTION 3.1 ORGANIZATION AND STANDING. Each of Cardinal and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Cardinal and Subcorp is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect (as defined in Section 9.2) on Cardinal. Cardinal is not in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation, as amended and restated (the "Cardinal Articles"), or Code of Regulations, as amended and restated (the "Cardinal Code of Regulations"), and Subcorp is not in default in the performance, observance or fulfillment of any provisions of its Articles of Incorporation or By-laws. Subcorp is a new corporation formed solely for the purpose of effectuating this transaction.

         SECTION 3.2 CORPORATE POWER AND AUTHORITY. Each of Cardinal and Subcorp has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Cardinal and Subcorp. This Agreement has been duly executed and delivered by each of Cardinal and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and Cardinal enforceable against each of them in accordance with its terms.

         SECTION 3.3 CAPITALIZATION OF CARDINAL AND SUBCORP.

     (a) As of June 30, 1999, Cardinal's authorized capital stock consisted solely of (a) 500,000,000 common shares, without par value ("Cardinal Common Shares"), of which (i) 273,925,971 shares were issued and outstanding, (ii) 332,863 shares were issued and held in treasury (which does not include the shares reserved for issuance as set forth in clause (a)(iii) below) and (iii) 20,168,653 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Cardinal, (b) 5,000,000 Class B common shares, without par value, none of which was issued and outstanding or reserved for issuance, and (c) 500,000 Non-Voting Preferred Shares, without par value, none of which was issued and outstanding or reserved for issuance. Each outstanding Cardinal Common Share is, and all Cardinal Common Shares to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of Cardinal capital stock has not been, and all Cardinal Common Shares to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. As of June 30, 1999, other than as set forth in the first sentence hereof or in Section 3.3, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Cardinal of any equity securities of Cardinal, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Cardinal.

     (b) Subcorp's authorized capital stock consists solely of 1,000 shares of Common Stock, .01 par value ("Subcorp Common Stock"), of which, as of the date hereof, 100 were issued and outstanding and none were reserved for issuance. As of the date hereof, all of the outstanding shares of Subcorp Common Stock are owned free and clear of any liens, claims or encumbrances by Cardinal.

         SECTION 3.4 CONFLICTS, CONSENTS AND APPROVAL. Neither the execution and delivery of this Agreement by Cardinal or Subcorp nor the consummation of the transactions contemplated hereby will:

     (a) conflict with, or result in a breach of any provision of, the Cardinal Articles or Cardinal Code of Regulations or the Articles of Incorporation or By-laws of Subcorp;

     (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Cardinal or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Cardinal or any of its subsidiaries is a party;

     (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cardinal or any of its subsidiaries or their respective properties or assets; or

     (d) require any action or consent or approval of, or review by, or registration or filing by Cardinal or any of its affiliates with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) authorization for inclusion of the Cardinal Common Shares to be issued in the Merger and the transactions contemplated hereby on the NYSE, subject to official notice of issuance, (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), or (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement;

except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Cardinal or upon the ability of Cardinal or Subcorp to consummate the transactions contemplated hereby.

         SECTION 3.5 BROKERAGE AND FINDER'S FEES. Neither Cardinal nor any of its shareholders, directors, officers or employees has incurred, or will incur, on behalf of Cardinal, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

         SECTION 3.6 CARDINAL SEC DOCUMENTS. Cardinal has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since July 1, 1998 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act of 1933, as amended (the "Securities Act") (such documents, as supplemented and amended since the time of filing, collectively, the "Cardinal SEC Documents"). The Cardinal SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Cardinal included in the Cardinal SEC Documents at the time filed (and, in the case of registration statements and proxy statements on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Cardinal and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

         SECTION 3.7 ABSENCE OF CERTAIN EVENTS. Except as otherwise disclosed in the Cardinal SEC Documents, since March 31, 1999 there has not been any event, circumstance or condition that has had or is reasonably likely to have a Material Adverse Effect on Cardinal and its Subsidiaries taken as one enterprise.

         SECTION 3.8 ACCOUNTING MATTERS. Neither Cardinal nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by ALP or any of its affiliates) would
(a) prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes or (b) prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

               ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF ALP

         In order to induce Subcorp and Cardinal to enter into this Agreement, ALP hereby represents and warrants to Cardinal and Subcorp that the statements contained in this Article IV are true, correct and complete as of the date hereof and shall be true, correct and complete as of the Closing Date.

         SECTION 4.1 ORGANIZATION AND STANDING. ALP is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. ALP is duly qualified to do business and in good standing in each jurisdiction listed in Section 4.1 of the disclosure schedule delivered by ALP to Cardinal and dated the date hereof (the "ALP Disclosure Schedule"), is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on ALP. ALP is not in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation (the "ALP Articles"), or its By-laws, as in effect on the date hereof (the "ALP By-laws"). ALP has heretofore furnished to Cardinal a complete and correct copy of the ALP Articles and the ALP By-laws.

         SECTION 4.2 SUBSIDIARIES. ALP does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. ALP is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity.

         SECTION 4.3 CORPORATE POWER AND AUTHORITY. ALP has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ALP, including the authorization and adoption of the Merger and the transactions contemplated hereby by ALP's Board of Directors and the ALP Stockholders. This Agreement has been duly executed and delivered by ALP and the ALP Stockholders and constitutes the legal, valid and binding obligation of ALP and the ALP Stockholders, enforceable against ALP and the ALP Stockholders in accordance with its terms. The Employment Agreements (as defined in Section 6.3(j)) have been duly executed and delivered by the parties thereto and constitute the legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their respective terms. The Ancillary Agreements (as defined in Section 5.3(h)), when duly executed by the parties thereto, will constitute the legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their respective terms.

         SECTION 4.4 CAPITALIZATION OF ALP. As of June 30, 1999, ALP's authorized capital stock consisted solely of 5,000,000 shares of common stock, no par value ("ALP Common Stock"), of which (i) 1,519,835 shares were issued and outstanding and (ii) no shares were issued and held in treasury. Each outstanding share of ALP Common Stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Except as set forth in
Section 4.4 of the ALP Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of ALP by ALP or, to the knowledge of ALP, any other person or entity, nor are there outstanding any securities which are convertible into or exchangeable for any shares of ALP Common Stock, and ALP has no obligation of any kind to issue any additional securities or to pay for securities of ALP or any predecessor. The issuance and sale of all of the shares of ALP Common Stock have been in compliance with federal and state securities laws. Section 4.4 of the ALP Disclosure Schedule contains a correct and complete list of the names and addresses of (x) the holders of all the outstanding ALP Common Stock, (y) the spouses of each married ALP Stockholder and (z) any other person having a beneficial or other interest in any ALP Common Stock. Such
Section 4.4 also states the number of shares of ALP Common stock owned beneficially and of record by each ALP Stockholder. Except as set forth in
Section 4.4 of the ALP Disclosure Schedule, ALP has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity.

         SECTION 4.5 CONFLICTS; CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by ALP nor the consummation of the transactions contemplated hereby will:

     (a) conflict with, or result in a breach of any provision of, the ALP Articles or the ALP By-laws;

     (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of ALP under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which ALP or any ALP Stockholder is a party;

     (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ALP or any ALP Stockholder; or

     (d) require any action or consent or approval of, or review by, or registration or filing by ALP, any ALP Stockholder or any of their respective affiliates with, any third party or any Governmental Authority, other than (i) actions required by the HSR Act, (ii) registrations or other actions required under federal and state securities laws, (iii) consents or approvals of any Governmental Authority set forth in Section 4.5 of the ALP Disclosure Schedule, and (iv) filing of the Certificate of Merger with the Illinois Secretary of State;

except in the case of clause (b) or (d) for any of the foregoing that are set forth in Section 4.5 of the ALP Disclosure Schedule, and in the case of clauses
(b) through (d) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on ALP.

         SECTION 4.6 ABSENCE OF CERTAIN CHANGES. Except as expressly provided for or permitted under Section 5.3(b) of this Agreement, except as provided in any agreement to be executed in connection with the Closing, or as set forth in
Section 4.6 of the ALP Disclosure Schedule, since March 31, 1999 there has not been:

     (a) Any material adverse change in the business, operations, assets, properties, customer base, prospects, rights or condition (financial or otherwise) of ALP or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change, including, without limitation, any material adverse change relating to ALP's relationship with any material customer.

     (b) Any declaration, setting aside or payment of any dividend or any distribution (in cash or in kind) to any stockholder of ALP, or any direct or indirect redemption, purchase or other acquisition by ALP of any of its capital stock or any options, warrants, rights or agreements to purchase or acquire such stock;

     (c) Any increase in amounts payable by ALP to or for the benefit of, or committed to be paid by ALP to or for the benefit of, any stockholder, director, officer or other consultant, agent or employee of ALP whose total annual compensation exceeds $100,000 or any relatives of such person, or any increase in any benefits granted under any bonus, stock option, profit-sharing, pension, retirement, severance, deferred compensation, group health, insurance, or other direct or indirect benefit plan, payment or arrangement made to, with or for the benefit of any such person;

     (d) Any material transaction entered into or carried out by ALP other than in the ordinary and usual course of business consistent with past practices;

     (e) Any material borrowing or agreement to borrow funds by ALP, any incurring by ALP of any other obligation or liability (contingent or otherwise), except liabilities incurred in the usual and ordinary course of ALP's business (consistent with past practices), or any endorsement, assumption or guarantee of payment or performance of any loan or obligation of any other person by ALP;

     (f) Any material change in ALP's method of doing business or any change in its accounting principles or practices or its method of application of such principles or practices;

     (g) Any material mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the property or assets of ALP;

     (h) Any sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of any of the properties or assets of ALP, other than sales, leases or other dispositions in the usual and ordinary course of business for fair equivalent value to persons other than directors, officers, stockholders, or other affiliates of ALP;

     (i) Any purchase of or any agreement to purchase assets (other than purchases (including purchases of inventory) in the ordinary course of business consistent with past practices) for an amount in excess of $150,000 for any one purchase or $400,000 for all such purchases made by ALP or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof to be made by ALP exceeding an aggregate of $400,000;

     (j) Any loan or advance made by ALP to any person other than loans made to ALP's customers in the ordinary course of business consistent with past practices not exceeding $50,000, in the aggregate, to any customer;

     (k) Any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any material term, condition or provision of any contract, agreement, license or other instrument to which ALP is a party, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business; or

     (l) Any labor dispute or disturbance adversely affecting the business operations, prospects or condition (financial or otherwise) of ALP, including, without limitation, the filing of any petition or charge of unfair labor practice with any governmental or regulatory authority, efforts to effect a union representation election, actual or threatened employee strike, work stoppage or slow down.

         SECTION 4.7 OFFICERS, EMPLOYEES AND COMPENSATION. Section 4.7 of the ALP Disclosure Schedule sets forth the names of all directors and officers of ALP, the total salary, bonus, fringe benefits and perquisites each received from ALP in the year ended December 31, 1998, and any changes to the foregoing which have occurred subsequent to December 31, 1998. Section 4.7 of the ALP Disclosure Schedule also lists and describes the current compensation of the ten most highly compensated managers of ALP and any other employee of ALP whose total current salary and bonus exceeds $100,000. Except as disclosed in Section 4.7 of the ALP Disclosure Schedule, there are no other forms of compensation paid to any such director, officer or employee of ALP. Except as disclosed in Section
4.7 of the ALP Disclosure Schedule, the amounts accrued on the books and records of ALP for vacation pay, sick pay, and all commissions and other fees payable to agents, salesmen and representatives will be adequate to cover ALP's liabilities for all such items. Except as set forth in Section 4.7 of the ALP Disclosure Schedule, ALP has not become obligated, directly or indirectly, to any stockholder, director or officer of ALP or any person related to such person by blood or marriage, except for current liability for such compensation. Except as set forth in Section 4.7 of the ALP Disclosure Schedule, to the Knowledge of ALP, no stockholder, director, officer, agent or employee of ALP or any person related to such person by blood or marriage holds any position or office with or has any material financial interest, direct or indirect, in any supplier, customer or account of, or other outside business which has material transactions with, ALP. ALP has no agreement or understanding with any stockholder, director, officer, employee or representative of ALP which would influence any such person not to become associated with Cardinal from and after the Closing or from serving ALP after the Closing in a capacity similar to the capacity presently held.

         SECTION 4.8 FINANCIAL STATEMENTS.

     (a) ALP has furnished to Cardinal the balance sheet of ALP as of December 31, 1998, and the related statements of income, changes in stockholders' equity, and cash flows for the nine-month period then ended, including, in each case, the related notes (collectively, the "Compilation Statements"), which are accompanied by the compilation report of Altschuler, Melvoin and Glasser LLP. ALP has also furnished to Cardinal the balance sheet of ALP as of March 31, 1999 and the related statements of income, changes in stockholders' equity, and cash flows for the three-month period then ended (the "March 31 Statements"). The Compilation Statements and the March 31 Statements, which have been initialed for identification by the president of ALP, have been prepared from and are in accordance with the books and records of ALP, and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis (except for the absence of footnotes and except for normal year-end adjustments in the case of the March 31 Statements), and fairly present the financial condition of ALP as of the date stated and the results of operations of ALP for the period then ended in accordance with such practices except as described in Section 4.8 of the ALP Disclosure Schedule.

     (b) When delivered in accordance with Section 5.3(f), the balance sheet for ALP as of the end of each calendar month after the date hereof, and the related statements of income, changes in stockholders' equity, and cash flows for the period beginning January 1, 1999 and then ended, including the related notes (the "Interim Statements"), shall have been prepared from and in accordance with the books and records of ALP and in accordance with generally accepted accounting principles applied on a basis consistent with that used in the Compilation Statements, and shall fairly present the financial condition of ALP as of such date and the results of operations of ALP for such period in accordance with such practices, subject to normal year-end adjustments.

         SECTION 4.9 TAXES.

     (a) ALP has duly filed all federal, state, local and foreign income, franchise, excise, real and personal property and other Tax Returns (as defined below in Section 4.9(f))and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by ALP prior to the date hereof. All of the foregoing Tax Returns and reports are true and correct, and ALP has paid or, prior to the Effective Time, will pay all Taxes (as defined below in Section 4.9(f)), interest and penalties required to be paid in respect of the periods covered by such returns or reports or otherwise due to any federal, state, foreign, local or other taxing authority. The unpaid Taxes of ALP do not, as of the date hereof and as of the Closing Date, exceed the reserve for Tax liability (as distinguished from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet of ALP included in the March 31 Statements (as distinguished from in any notes thereto). ALP will not have any liability for any Taxes in excess of the amounts so paid or reserves so established and ALP is not delinquent in the payment of any material Tax, assessment or governmental charge and it has not requested or filed any document having the effect of causing any extension of time within which to file any returns in respect of any fiscal year which have not since been filed. Except as disclosed in Section 4.9 of the ALP Disclosure Schedule, no deficiencies for any Tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against ALP for which there are not adequate reserves. Except as set forth in
Section 4.9 of the ALP Disclosure Schedule, ALP is not the subject of any Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any such Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. With respect to any taxable period ended prior to March 31, 1996, all federal income Tax Returns including ALP have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. ALP has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of ALP (other than liens for Taxes not yet due). No claim has ever been made by an authority in a jurisdiction where ALP does not file Tax Returns that ALP is or may be subject to taxation by that jurisdiction. ALP has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation. As of the date of this Agreement, ALP has not previously undergone an "Ownership Change" as defined by Section 382(g) of the Code which would limit the amount of pre-change losses, credits and recognition of built-in losses to offset post change income.

     (b) ALP is not obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. ALP is not now and has not during the last four years been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding ALP which (i) requires ALP to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of ALP, (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to ALP, from any other person, or (iv) otherwise requires ALP to indemnify any other person in respect of Taxes.

     (c) Section 4.9(c) of the ALP Disclosure Schedule sets forth (i) a list of all jurisdictions (whether foreign or domestic) to which any material Tax is or has been properly payable by ALP, (ii) all sales for which gain has been reported under the installment method of accounting for Tax purposes and for which gain has to be recognized for Tax purposes by ALP subsequent to the Closing Date, (iii) all rulings or determinations obtained by ALP from any Governmental Authority responsible for the imposition of any Tax that may affect ALP subsequent to the Closing Date, (iv) all ALP returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has not expired, (v) any material intercompany items (as described in Treasury Regulations Section 1.1502-13(b)(2) or in similar state or local income Tax provisions) resulting from any intercompany transaction to which ALP is a party, (vi) a list of all pending Tax audits or inquiries, and (vii) any Tax reserves included in the "Deferred Taxes" or similar line item in ALP's financial statements included in the ALP Disclosure Schedule, separately identified and itemized by dollar amount.

     (d) Except as disclosed in Section 4.9(d) of the ALP Disclosure Schedule, ALP has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

     (e) ALP is now and has been at all times since April 1, 1998 an S Corporation for federal income tax purposes within the meaning of Section 1361(a) of the Code pursuant to a valid election to be an S Corporation filed by ALP prior to June 15, 1998.
Section 4.9(e) of the ALP Disclosure Schedule sets forth each jurisdiction in which a valid S corporation election for ALP is in effect or ALP is otherwise treated as an S corporation for state or local tax purposes and the date beginning with such election or treatment has been continuously in effect.

     (f) For purposes of this Agreement, the following terms have the definitions given below:

         "Tax Returns" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

         "Tax" or "Taxes" means (i) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

         SECTION 4.10 COMPLIANCE WITH LAW; FDA MATTERS.

     (a) Except as set forth in Section 4.10 of the ALP Disclosure Schedule, ALP is in compliance with, and at all times since January 1, 1995 has been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws") relating to ALP or its business or properties, including, without limitation, the Food, Drug and Cosmetic Act and similar state laws, any federal or state Pharmacy Practice Acts, the Occupational Safety and Health Act and the regulations promulgated thereunder ("OSHA"), the Securities Act, the Exchange Act, any state or federal laws respecting rights of privacy and all rules of professional conduct applicable to ALP or by which any of its properties are bound or subject. ALP has heretofore made available to Cardinal copies of all material correspondence from and to all Governmental Authority and inspectors.

     (b) Except as set forth in Section 4.10 of the ALP Disclosure Schedule, since January 1, 1998 ALP has not received any written communication (including, any warning letter) or is otherwise aware of any action or proceeding pending or, to ALP's Knowledge, threatened, including, without limitation, warning letter, prosecution, injunction, seizure, civil fine or recall, alleging that it is not in compliance with any and all applicable laws, regulations or orders implemented by the Food and Drug Administration, or implemented by the relevant state, local or international agency responsible for regulating the pharmaceutical industry, including but not limited to, allegations related to
(i) drug development establishments operated by ALP or (ii) drug or product license applications submitted directly by ALP or, to ALP's Knowledge, by a customer of ALP that includes data generated by ALP. To ALP's Knowledge, no employee of ALP is or has been the subject of any similar pending or threatened action or proceeding.

     (c) To ALP's Knowledge, all consultants utilized by ALP to generate information to be submitted to the Food and Drug Administration, or any equivalent state, local or international agency, including, but not limited to, contract research organizations, pre-clinical testing laboratories, clinical investigators and institutional review boards, have complied with all applicable Food and Drug Administration requirements, as well as the applicable requirements of relevant state, local and international agencies with regard to the development of data to be utilized by ALP as part of the relevant drug or product approval process.

     (d) Neither ALP nor, to ALP's Knowledge, any employee of ALP, has received any correspondence from the Food and Drug Administration or is aware of any action or proceeding, pending or, to the best of ALP's knowledge, threatened, against ALP or any such employee regarding any debarment action or investigation undertaken pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C.
Section 335a, or any other similar regulation of the Food and Drug
Administration.

     (e) Neither ALP nor, to ALP's Knowledge, any employee of ALP, has been the subject, officially or otherwise, of any investigation by the Food and Drug Administration pursuant to its Fraud, Untrue, Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy (also known as the Application Integrity Policy).

     (f) To ALP's Knowledge, no data generated by ALP that has been provided to customers of ALP is the subject, either pending or threatened, of any regulatory or other action by the Food and Drug Administration or by any state, local or international regulatory entity relating to the truthfulness or scientific adequacy of such data.

     (g) Except as set forth on Section 4.10(g) of the ALP Disclosure Schedule, ALP has not made any drug or product license applications or related filings with the Food and Drug Administration during the past five years.

         SECTION 4.11 INTELLECTUAL PROPERTY.

     (a) Set forth in Section 4.11 of the ALP Disclosure Schedule is a true and complete list of (i) all of ALP's foreign and domestic patents, patent applications, invention disclosures, trademarks, service marks, tradenames, copyrights (and any registrations or applications for registration for any of the foregoing) and all material design rights, and (ii) all material agreements to which ALP is a party which concern any of the Intellectual Property ("Intellectual Property" shall mean all intellectual property or other proprietary rights of every kind, including, without limitation, all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks and trademark applications and registrations, service marks and service mark applications and registrations, trade names, trade dress, copyright applications and registrations, design rights, customer lists, marketing and customer information, mask works rights, know-how, licenses, technical information (whether confidential or otherwise), software, hardware, systems, databases, models, methodologies and all documentation thereof owned, licensed or used by ALP). Other than the Intellectual Property set forth in Section

4.11 of the ALP Disclosure Schedule, no name, patent, invention, trade secret, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of ALP in substantially the same manner as such business is presently or proposed to be conducted. Except as set forth in
Section 4.11 of the ALP Disclosure Schedule, (A) ALP owns, free and clear of any liens, claims or encumbrances, or has the right to use under valid licenses as it is currently being used by ALP, the Intellectual Property and has the exclusive right to bring actions for the infringement thereof; (B) all of the patents, trademark registrations, service mark registrations, tradename registrations, design right registrations, and copyright registrations included in the Intellectual Property are valid; (C) the Intellectual Property does not infringe and has not infringed any now existing or subsequently issued domestic or foreign patent, trademark, service mark, tradename, copyright, design right or other intellectual property or proprietary right; (D) no person or entity has asserted in writing to ALP that, with respect to the Intellectual Property, ALP or a licensee of ALP is infringing or has infringed any domestic or foreign patent, trademark, service mark, tradename, copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (E) the Intellectual Property, and its use or operation, do not infringe, and have not infringed, any foreign or domestic patent, trademark, service mark, tradename, copyright or contractual right of any entity, and have not involved the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any entity; (F) all working requirements and all fees, annuities, and other payments which are due from ALP on or before the Effective Time for any of the Intellectual Property, including, without limitation, all foreign or domestic patents, patent applications, trademark registrations, service mark registrations, tradename registrations, copyright registrations and any applications for any of the preceding, have been met or paid; (G) the claims made in the foreign or domestic patents and patent applications that are a part of the Intellectual Property are not dominated by claims of patents owned by other persons or entities; (H) to ALP's Knowledge, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, service, machine, manufacture, composition of matter, or material pursuant to any part of the Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, tradename, copyright or other intellectual property right; (I) to ALP's Knowledge, no unexpired foreign or domestic patents or patent applications exist that are adverse to the material interests of ALP; (J) the Intellectual Property is not the subject of any pending Action (as defined in Section 4.14); (K) no part of the Intellectual Property was obtained through inequitable conduct or fraud in the United States Patent and Trademark Office or any foreign governmental entity; (L) to ALP's Knowledge, there has occurred no (1) prior act that would adversely affect, void or invalidate any of the Intellectual Property or (2) conduct or use by ALP or any third party that would adversely affect, void or invalidate any of the Intellectual Property; (M) the execution, delivery and performance of this Agreement by ALP, and the consummation of the transactions contemplated thereby, will not breach, violate or conflict with any instrument or agreement governing or contained within any of the Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property or in any way impair the right of Cardinal or Subcorp to use, sell, offer to sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property; (N) there are no royalties, honoraria, fees or other payments payable to any third party by reason of the ownership, use, license, sale or disposition of the Intellectual Property; (O) no part of the source or object code, algorithms or structure included in any of the Intellectual Property is copied from, based upon or derived from any source or object code, algorithm or structure included in any computer software product owned by any third party nor does any substantial similarity of any of such source or object code, algorithms or structure to any computer software product owned by any third party result from such source or object code, algorithms or structure being copied from, based upon or derived from any computer software product owned by any third party; and
(P) to ALP's Knowledge, no software included in the Intellectual Property contains any "Self-Help Code," i.e., any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of any unauthorized person, or, to ALP's Knowledge, any "Unauthorized Code," i.e., any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, disable, erase, or otherwise harm software, hardware, or data or to perform any other such actions.

     (b) ALP has taken all steps that are reasonably necessary and appropriate to safeguard and maintain the secrecy and confidentiality of all trade secrets contained in the Intellectual Property (including, without limitation, entering into appropriate confidentiality, nondisclosure and non-competition agreements with all officers, directors, employees and third-party consultants of ALP).

     (c) ALP has taken all steps that are reasonably necessary and appropriate to safeguard and maintain all copyrights and patents contained in the Intellectual Property, including, without limitation, entering into appropriate assignments with all current and former officers, directors, employees and third party consultants of ALP.

         SECTION 4.12 TITLE TO AND CONDITION OF PROPERTIES.

     (a) Except as set forth in Section 4.12(a) of the ALP Disclosure Schedule, ALP has good, valid and indefeasible title to all of its material assets and properties of every kind, nature and description, tangible or intangible, wherever located, which constitute all of the property now used in and necessary for the conduct of its business as presently conducted (including, without limitation, all material property and assets shown or reflected on the Compilation Statements or the Interim Statements, when delivered, except assets sold in the ordinary course of business). Except as set forth in Section 4.12(a) of the ALP Disclosure Schedule, all such properties are owned free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever, including, without limitation, (a) rights or claims of parties in possession; (b) easements or claims of easements; (c) encroachments, overlaps, boundary line or water drainage disputes or any other matters; (d) any lien or right to a lien for services, labor or material furnished; (e) special tax or other assessments; (f) options to purchase, leases, tenancies, or land contracts; (g) contracts, covenants, or reservations which restrict the use of such properties and (h) violations of any Applicable Laws applicable to such properties. All such properties are usable for their current uses without violating any Applicable Laws, or any applicable private restriction, and such uses are legal conforming uses. Except as set forth in Section 4.12(a) of the ALP Disclosure Schedule, no financing statement under the Uniform Commercial Code or similar law naming ALP or any of its predecessors is on file in any jurisdiction in which ALP owns property or does business, and ALP is not a party to or bound under any material agreement or legal obligation authorizing any party to file any such financing statement. Section 4.12(a) of the ALP Disclosure Schedule contains a complete and accurate list of the location of all real property which is or has been owned, leased or operated by ALP during the last five (5) years and describes the nature of ALP's interest or prior interest in that real property. With respect to any real property leased by ALP, ALP has an insurable leasehold interest in that real property.

     (b) Except as set forth in Section 4.12(b) of the ALP Disclosure Schedule, all real property, plants and structures and all machinery and equipment and tangible personal property owned, leased or used by ALP and material to the operation of its business are suitable for the purpose or purposes for which they are being used (including substantial compliance with all Applicable Laws) and are in good condition and repair, ordinary wear and tear excepted. Section 4.12(b) of the ALP Disclosure Schedule lists, and ALP has furnished or made available to Cardinal, copies of all engineering, geologic and environmental reports prepared by or for ALP or with respect to the real property owned, leased or used by ALP within the past five (5) years.

         SECTION 4.13 ENVIRONMENTAL MATTERS.

     (a) As used herein, the term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, petroleum, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

     (b) There are, with respect to ALP or its predecessor, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or any other Environmental Law and ALP has not received any written notice with respect to any of the foregoing, nor is any Action pending or, to ALP's Knowledge, threatened in writing in connection with any of the foregoing.

     (c) No Hazardous Materials were or are contained on or about any real property currently or previously owned or leased by ALP or predecessors and no Hazardous Materials were released on or about any real property previously owned or leased by ALP or its predecessors during the period the property was owned or leased by ALP or its predecessors, except in the normal course of ALP's business. To the extent ALP or its predecessors currently uses or previously used real property which ALP or predecessors never owned or leased, no Hazardous Materials were or are contained on or about the portion of such property currently or previously used by ALP or its predecessors and no Hazardous Materials were released on or about any such portion of property previously used by ALP or its predecessors during the period the property was used by ALP or its predecessors, except in the normal course of ALP's business which is otherwise in compliance with all applicable Environmental Laws.

     (d) Except as set forth in Section 4.13(d) of the ALP Disclosure Schedule, there are no underground storage tanks on or under any real property currently or previously owned, leased or used by ALP.

     (e) ALP has obtained all permits, licenses and other authorizations ("Environmental Permits") required under the Environmental Laws relating to the real property owned, leased or used by ALP and ALP's use thereof. The Environmental Permits are in full force and effect and ALP is and has been in compliance with them since the dates of their issuance. Section 4.13 of the ALP Disclosure Schedule lists, and ALP has furnished or made available to Cardinal, copies of all Environmental Permits.

     (f) Except as set forth in Section 4.13(f), no asbestos-containing materials are located on the real property owned, leased or used by ALP.

     (g) ALP has not received any written notice from any Governmental Authority or private entity advising or asserting that (i) any real property owned, leased or used by ALP, (ii) any real property previously owned, leased or used by ALP, or (iii) ALP are the subject of any Action relating to the environmental condition of such property or ALP. No such property is listed in CERCLAS, the federal National Priorities List or any similar state or federal lists of suspected contaminated property and no off-site disposal location currently or formerly used by ALP or its predecessors is so listed.

         SECTION 4.14 LITIGATION. Except as set forth in Section 4.14 of the ALP Disclosure Schedule, there is no suit, claim, action, or proceeding (an "Action") pending or, to ALP's Knowledge, threatened against ALP or any officer or director of ALP alleging damages in excess of $100,000. ALP is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a Material Adverse Effect on ALP or a Material Adverse Effect on the ability of ALP to consummate the transactions contemplated hereby. Except as set forth in Section 4.14 of the ALP Disclosure Schedule, since December 31, 1996, (i) there has not been any Action asserted, or to ALP's Knowledge, threatened against ALP relating to ALP's method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of ALP and (ii) ALP has not been subject to any outstanding order, writ, injunction or decree relating to ALP's method of doing business or its relationship with past, existing or future customers, lessees, users, purchasers or licensees of any Intellectual Property, goods or services of ALP.

         SECTION 4.15 BROKERAGE AND FINDER'S FEES. Neither ALP nor, to ALP's Knowledge, any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of ALP, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

         SECTION 4.16 ACCOUNTING MATTERS. Neither ALP nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Cardinal or any of its affiliates) would
(a) prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or (b) to ALP's Knowledge, prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes.

         SECTION 4.17 EMPLOYEE BENEFIT PLANS.

     (a) For purposes of this Section 4.17, the following terms have the definitions given below:

         "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and Section 4980B of the Code and the portability and nondiscrimination requirements of Section 701 ET SEQ. of ERISA and Section 9801 ET SEQ. of the Code, (v) Section 4975 of the Code and (vi) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

         "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is or was a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is or was a member of the same "controlled group" as the first entity, trade or business pursuant to
Section 4001(a)(14) of ERISA.

         "Plans" means all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by ALP or any ERISA Affiliate or to which ALP or any ERISA Affiliate contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

         "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

     (b) Section 4.17(b) of the ALP Disclosure Schedule lists all Plans sponsored, maintained or contributed to, or required to be contributed to, by ALP or by any ERISA Affiliate within the last six (6) years. With respect to each Plan, ALP has made available to Cardinal a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including, without limitation, all plan documents and amendments thereto, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three
(3) most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent determination letter from the Internal Revenue Service, if any; and (vi) the most recent actuarial/valuation, if any. Neither ALP nor any ERISA Affiliate has any plan or commitment to create any additional Plan or to modify or change any existing Plan that would affect any employee or terminated employee of ALP or any ERISA Affiliate.

     (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan"), and, to ALP's Knowledge, except as set forth in Section 4.17(c) of the ALP Disclosure Schedule, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

     (d) Except as set forth in Section 4.17(d) of the ALP Disclosure Schedule, all contributions required to be made to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be fully reflected in the Compilation Statements and the Interim Statements.

     (e) Except as set forth in Section 4.17(e) of the ALP Disclosure Schedule, ALP and all ERISA Affiliates have complied and are in compliance with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. Each Plan has been operated in compliance with its terms and in accordance with all Applicable Laws. There is not now, and there are no existing, circumstances that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of ALP or any ERISA Affiliate under ERISA or the Code. Each Plan includes provisions which effectively reserve the rights of the sponsor of the Plan to amend or terminate the Plan.

     (f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has ALP or any of its respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

     (g) Except as set forth in Section 4.17(g) of the ALP Disclosure Schedule, there does not now exist, and there are no existing, circumstances that could result in, any Controlled Group Liability that would be a liability of ALP following the Closing. Without limiting the generality of the foregoing, neither ALP nor any of its ERISA Affiliates has engaged in any transaction described in
Section 4069 of ERISA or any transaction that constitutes a withdrawal under
Section 4201 ET SEQ. of ERISA.

     (h) Except as set forth in Section 4.17(h) of the ALP Disclosure Schedule and except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, ALP has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

     (i) Except as set forth in Section 4.17(i) of the ALP Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of ALP, and Section 4.17(i) of the ALP Disclosure Schedule specifies the amount of any such payment or benefit. Without limiting the generality of the foregoing and except as set forth in Section 4.17(i) of the ALP Disclosure Schedule, no amount paid or payable by ALP in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     (j) There are no pending or, to ALP's Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of ALP.

         SECTION 4.18 CONTRACTS.

     (a) Section 4.18(a) of the ALP Disclosure Schedule lists all written or oral contracts, agreements, guarantees, leases and executory commitments (each a "Contract") to which ALP is a party and which fall within any of the following categories: (i) Contracts not entered into in the ordinary course of ALP's business, (ii) joint venture, partnership and similar agreements, (iii) Contracts which are service contracts or equipment leases involving payments by ALP of more than $100,000 per year, (iv) Contracts containing covenants purporting to limit the freedom of ALP to compete in any line of business in any geographic area or to hire any individual or group of individuals, including, without limitation, Contracts with any customers granting the customer any exclusive rights, (v) Contracts which after the Effective Time would have the effect of limiting the freedom of Cardinal or its subsidiaries (other than ALP) to compete in any line of business in any geographic area or to hire any individual or group of individuals, including any Contracts with distributors granting any exclusive rights, (vi) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of ALP or its affiliates, or any customer, licensee or lessee thereof, (vii) Contracts relating to any outstanding commitment for capital expenditures in excess of $100,000, (viii) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $100,000 and not cancelable by ALP (without premium or penalty) within ninety days, (ix) Contracts with any labor organization, (x) indentures, mortgages, promissory notes, loan agreements, guarantees of amounts in excess of $100,000, letters of credit or other agreements or instruments of ALP or commitments for the borrowing or the lending of amounts in excess of $100,000 by ALP or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of ALP,
(xi) Contracts which are fixed price, capitation or other risk sharing agreements with customers not cancelable by ALP (without premium or penalty) within one month; (xii) Contracts involving annual revenues or expenditures to the business of ALP in excess of 3.0% of ALP's annual revenues, (xiii) Contracts providing for "earn-outs" or other contingent payments involving more than $100,000 over the term of the Contract and (xiv) Contracts with or for the benefit of any affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of ALP or immediate family member thereof. All such Contracts are valid and binding obligations of ALP and, to ALP's Knowledge, the valid and binding obligation of each other party thereto. Except as set forth in
Section 4.18(a) of the ALP Disclosure Schedule, neither ALP nor, to ALP's

Knowledge, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any Contract.

     (b) Except as set forth in Section 4.18 of the ALP Disclosure Schedule or as contemplated by the transactions contemplated hereby, there are no Contracts or other transactions between ALP, on the one hand, and any (i) officer or director of ALP, (ii) record or beneficial owner of any securities of ALP or
(iii) affiliate of any such officer, director or beneficial owner, on the other hand.

     (c) Except as set forth in Section 4.18 of the ALP Disclosure Schedule, no consent, permission, waiver or approval is required to be obtained, and no penalty, assessment or special payment is required to paid to, any third party or governmental authority in order to preserve for ALP after the Merger the benefits of the Contracts.

         SECTION 4.19 ACCOUNTS RECEIVABLE; INVENTORIES.

     (a) All accounts and notes receivable (including lease and finance notes receivable) and accrued interest receivable of ALP have arisen in the ordinary course of business and the accounts receivable reserves reflected on the balance sheet included in the Compilation Statements and the Interim Statements (which reserves shall not exceed $50,000) will be as of the date thereof established in accordance with generally accepted accounting principles consistently applied. All such accounts and notes receivable outstanding as of the Closing will be collected in full (subject only to the aforementioned reserves) within 180 days of the Closing.

     (b) The inventories reflected on the balance sheet included in the Compilation Statements and the Interim Statement have been (or will be) valued in accordance with generally accepted accounting principles consistently applied. Physical adjustments since the date of the Compilation Statements have been correctly recorded in the ordinary course of business. Such inventories (i) are carried at an amount not in excess of the lower of cost or net realizable value, and (ii) do not include any inventory which is obsolete, surplus or not usable or saleable in the lawful and ordinary course of business of ALP as heretofore conducted, in each case net of reserves provided therefor. Such inventories consist of items of quality and quantity that are adequate for the conduct of the business of ALP and inventory levels are not in excess of normal operating requirements of ALP.

         SECTION 4.20 LABOR MATTERS. Except as set forth in Section 4.20 of the ALP Disclosure Schedule, ALP does not have any labor contracts, collective bargaining agreements or employment or consulting agreements (except for employment or consulting agreements that provide for annual payments of not more than $50,000) with any persons employed by ALP or any persons otherwise performing services primarily for ALP (the "ALP Business Personnel"). ALP has not engaged in any unfair labor practice with respect to ALP Business Personnel, and there is no unfair labor practice complaint pending or, to the knowledge of ALP, threatened, against ALP with respect to ALP Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to ALP's Knowledge, threatened against ALP, and ALP has not experienced any labor strike, dispute, slowdown or stoppage or other labor difficulty involving its employees since December 31, 1996.

         SECTION 4.21 UNDISCLOSED LIABILITIES. Except (i) as and to the extent disclosed or reserved against on the balance sheet of ALP as of March 31, 1999 included in the Interim Statements, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement and which in any event are not material, (iii) as set forth in Section 4.21 of the ALP Disclosure Schedule, or (iv) as provided in any Contract disclosed in Section 4.18(a) of the ALP Disclosure Schedule (excluding any liability for a breach of any such Contract), ALP does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, could have a Material Adverse Effect on ALP.

         SECTION 4.22 OPERATION OF ALP'S BUSINESS; RELATIONSHIPS.

     (a) Since January 1, 1999 through the date of this Agreement, ALP has not engaged in any transaction which, if done after execution of this Agreement, would violate Section 5.3(b) hereof except as set forth in Section 4.22 of the ALP Disclosure Schedule. Section 4.22 of the ALP Disclosure Schedule describes each termination or non-renewal that has occurred with respect to any Contract with any customer or supplier from January 1, 1999 to the date of this Agreement.

     (b) The relationships of ALP with its customers and suppliers are satisfactory, and, to ALP's Knowledge, the execution of this Agreement, the consummation of the Merger and the other transactions contemplated hereby will not materially adversely affect the relationships of ALP with such customers or suppliers.

     (c) No product produced by ALP or produced for ALP by a third party has been recalled voluntarily or involuntarily since January 1, 1996, no such recall is being considered by ALP, and, to ALP's Knowledge, no such recall is being considered by or has been requested or ordered by any ALP customer, Governmental Authority or consumer group.

     (d) ALP is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "ALP Permits"), and there is no Action pending or, to ALP's Knowledge, threatened regarding any of the ALP Permits. ALP is not in conflict with, or in default or violation of any of the ALP Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on ALP. Except as set forth in Section 4.22(d) of the ALP Disclosure Schedule, during the period commencing on January 1, 1997 and ending on the date hereof, ALP has not received any written notification with respect to possible conflicts, defaults or violations of Applicable Laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations could not have a Material Adverse Effect on ALP. Except as set forth in Section 4.22(d) of the ALP Disclosure Schedule, no consent, approval, registration or filing with any third party or Governmental Authority pursuant to any ALP Permits is required as a result of the transactions contemplated by this Agreement.

         SECTION 4.23 PRODUCT WARRANTIES AND LIABILITIES. Section 4.23 of the ALP Disclosure Schedule lists all forms of warranties, guarantees or assurances of its products and services that are in effect or proposed to be used by it. Section 4.23 of the ALP Disclosure Schedule sets forth a description of each pending or, to ALP's Knowledge, threatened Action under any warranty or guaranty against ALP. ALP has not incurred, nor, to ALP's Knowledge, is there any basis for alleging, any liability, damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) ("Product Liability") with respect to any product sold or services rendered by or on behalf of ALP (including any licensee thereof) after December 31, 1995 and prior to the Effective Time which would have a Material Adverse Effect on ALP, whether such Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.

         SECTION 4.24 BOARD RECOMMENDATION. The Board of Directors of ALP, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of ALP, and (ii) recommended that the holders of the shares of ALP Common Stock approve this Agreement and the transactions contemplated herein, including the Merger (the "ALP Board Recommendation").

         SECTION 4.25 IBCA AND STATE TAKEOVER LAWS. Prior to the date hereof, the Board of Directors of ALP has taken all action necessary to exempt under or make the following not subject to any state takeover law or other state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement, (ii) the Merger and (iii) the other transactions contemplated hereby.

         SECTION 4.26 INSURANCE. ALP is presently insured, and during each of the past five calendar years has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Except as set forth in Section 4.26 of the ALP Disclosure Schedule, the policies of fire, theft, liability, professional practice and other insurance currently maintained with respect to the assets or businesses of the Company may be continued by ALP without modification or premium increase after the Effective Time and for the duration of their current terms which terms expire as set forth in Section 4.26 of the ALP Disclosure Schedule.

         SECTION 4.27 BOOKS OF ACCOUNT; RECORDS. ALP's general ledgers, stock record books, minute books and other material records relating to the assets, properties, contracts and outstanding legal obligations of ALP are, in all material respects, complete and correct, and have been maintained in accordance with good business practices and the matters contained therein are appropriate and accurately reflected in the Compilation Statements and the Interim Statements.

         SECTION 4.28 INVESTMENT REPRESENTATION. Each ALP Stockholder (a) is either an "accredited investor" (as such term is defined in Regulation D of the Securities Act) or, alone or with his or her purchaser representative(s), has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in

Cardinal Common Shares and (b) received from ALP a copy of the Prospectus (as defined in Section 5.2(a)) and each of the documents incorporated by reference therein.

         SECTION 4.29 NO OTHER REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this Article IV, ALP makes no representations and warranties, express or implied, at law or in equity, in respect of ALP or any of its assets, liabilities or operations.

                      ARTICLE V. COVENANTS OF THE PARTIES

         The parties hereto agree as follows with respect to the period from and after the execution of this Agreement:

         SECTION 5.1 MUTUAL COVENANTS.

     (a) GENERAL. Each of the parties shall use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including, without limitation, using its reasonable efforts to cause the conditions set forth in
Article VI for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

     (b) HSR ACT. As soon as practicable, and in any event no later than fifteen business days after the date hereof, each of the parties hereto will file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Merger, will use its reasonable efforts to obtain an early termination of the applicable waiting period, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable. Cardinal and ALP agree to cooperate with respect to, and shall cause each of their respective subsidiaries to cooperate with respect to, and agree to use all reasonable efforts to contest and resist, any Action, including legislative, administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by pursuing all available avenues of administrative and judicial appeal and all available legislative action. Upon the terms and subject to the conditions set forth in this Agreement, in connection with the HSR Act, each of ALP and Cardinal agrees to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely (x) to impact in a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger or (y) to result in an Order
(i) prohibiting or limiting the ownership or operation by Cardinal of any material portion of the business or assets of ALP or compelling Cardinal to dispose of or hold separate any of the business or assets of Cardinal or any material portion of the business or assets of ALP as a result of the Merger or any of the other transactions contemplated by this Agreement, (ii) imposing limitations on the ability of Cardinal to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of ALP, including, without limitation, the right to vote such capital stock on all matters properly presented to the ALP Stockholders, or (iii) prohibiting Cardinal from effectively controlling in any material respect the business or operations of ALP.

     (c) OTHER GOVERNMENTAL MATTERS. Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any Governmental Authority that it may be required to give, make or obtain.

     (d) POOLING-OF-INTERESTS. Each of the parties agrees that it shall not, and shall not permit any of its subsidiaries to, take any actions (regardless of whether such action would otherwise be permitted or not prohibited hereunder) that would, or would be reasonably likely to, prevent Cardinal from accounting, and shall use its reasonable best efforts (including, without limitation, providing appropriate representation letters to Cardinal's accountants in addition to the representation letter provided by ALP to Cardinal's accountants on the date hereof) to allow Cardinal to account, for the Merger in accordance with the pooling-of-interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board, and all related published rules, regulations and policies of the Commission ("APB No. 16"), and to obtain a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP dated the Closing Date stating that they concur with management's conclusion that the Merger will qualify as a transaction to be accounted for by Cardinal in accordance with the pooling-of-interests method of accounting under the requirements of APB No. 16.

     (e) TAX-FREE TREATMENT. Each of the parties shall use all reasonable efforts to cause the Merger to constitute a tax-free "reorganization" under
Section 368(a) of the Code.

     (f) PUBLIC ANNOUNCEMENTS. Unless otherwise required by Applicable Laws or requirements of the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Cardinal and ALP shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

         SECTION 5.2 COVENANTS OF CARDINAL.

     (a) SECURITIES LAWS. Assuming the accuracy of the statements made in Sections 4.28 and 5.3(a), (i) the issuance of Cardinal Common Shares to the ALP Stockholders in the Merger shall be registered under the Securities Act pursuant to Cardinal's Registration Statement on Form S-4 (Commission File No. 333-74761) and the Prospectus included therein dated April 7, 1999 (the "Prospectus") and (ii) the Cardinal Common Shares issued in the Merger will be freely transferable under the Securities Act of 1933 by the ALP Stockholders to whom they are issued, subject to the provisions of Rule 145 thereunder. Cardinal shall use all reasonable efforts to keep the Registration Statement effective until the Closing.

     (b) NOTIFICATION OF CERTAIN MATTERS. Cardinal shall give prompt notice to ALP of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Cardinal or Subcorp representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of Cardinal to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(b) shall not limit or otherwise affect the remedies available hereunder to ALP.

     (c) NYSE LISTING. Cardinal shall use its reasonable efforts to cause the Cardinal Common Shares issuable pursuant to the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     (d) CONTINUITY OF BUSINESS ENTERPRISE; CONTINUITY OF INTERESTS. It is the present intention of Cardinal and Subcorp to continue at least one significant historic business of ALP, or to use at least a significant portion of ALP's historic business assets in a business, in each case within the meaning of Reg.
Section 1.368-1(d) promulgated pursuant to the Code. Neither Cardinal nor any "related person" within the meaning of Reg. Section 1.368-1(e)(3) has any plan or intent to redeem, in connection with the transactions contemplated by this Agreement, any Cardinal Common Shares issued to the ALP Stockholders in the Merger or take any other action which might violate the "continuity of interest" provisions of Reg. Section 1.368-1(e), except any reacquisition of Cardinal Common Shares pursuant to Article VIII of this Agreement or the Escrow Agreement.

     (e) DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. For a period of six years from and after the Effective Time, Cardinal shall cause the Surviving Corporation to indemnify and hold harmless the former officers and directors of ALP in respect of acts or omissions occurring prior to the Effective Time (so long as such acts or omissions do not constitute Indemnifiable Claims of Cardinal under Article VIII) to the fullest extent permitted or provided under the ALP Articles and ALP By-laws. Cardinal shall, for a period of six years, cause ALP to maintain the current policies of directors, and officers' liability insurance and fiduciary liability insurance maintained by ALP (provided that Cardinal may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured and provided that ALP shall not be required to spend each year more than 125% of the current annual premium for such current policies) with respect to claims arising from facts or events that occurred at or before the Effective Time.

         SECTION 5.3 COVENANTS OF ALP AND THE ALP STOCKHOLDERS.

     (a) PROSPECTUS DELIVERY. ALP acknowledges receipt from Cardinal of 15 copies of the Prospectus and all of the documents incorporated by reference therein. ALP sent or delivered the Prospectus and such incorporated documents to each of the ALP Stockholders at least 20 business days prior to the date hereof.

     (b) CONDUCT OF ALP'S OPERATIONS. During the period from the date of this Agreement to the Effective Time, ALP shall, and the ALP Stockholders shall take all actions as may be necessary to cause ALP to, conduct its operations only in the ordinary course, except as expressly contemplated by this Agreement and the transactions contemplated hereby, and to use all reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, ALP shall not, except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.3(b) of the ALP Disclosure Schedule, without the prior written consent of Cardinal:

          (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of ALP Common Stock or any securities or obligations convertible into or exchangeable for any shares of ALP Common Stock, (C) grant any person any right or option to acquire any shares of ALP Common Stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of ALP Common Stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of ALP Common Stock or such securities, or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of ALP Common Stock;

          (ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its material property or assets, other than in the ordinary course of business;

          (iii) make or propose any changes in the ALP Articles or the ALP By-laws;

          (iv) merge or consolidate with any other person or acquire the assets (other than the acquisition of inventory, supplies and equipment in the ordinary course of business) or capital stock of any other person, or enter into any confidentiality agreement with any person in contemplation of any of the foregoing;

          (v) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business consistent with past practice not in excess of $100,000 in the aggregate;

          (vi) create any subsidiaries;

          (vii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee other than salary increases granted in the ordinary course of business consistent with past practice to employees who are not officers or directors of ALP, and except as may be required by Applicable Law or a binding written contract in effect on the date of this Agreement;

          (viii) enter into, adopt or amend any employee benefit or similar plan;

          (ix) change its method of doing business or change any method or principle of accounting in a manner that is inconsistent with past practice;

          (x) settle any Actions, whether now pending or hereafter made or brought involving an amount in excess of $100,000, or settle the Action entitled Vital Pharma, Inc. v. Automatic Liquid Packaging, Inc., case no. 99-8163-CIV-HURLEY (S.D. Flor. - West Palm Beach Division) without the prior written consent of Cardinal, which will not be unreasonably withheld;

          (xi) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $100,000, except for depreciation and amortization in accordance with generally accepted accounting principles consistently applied;

          (xii) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in
     Section 4.18(a) of the ALP Disclosure Schedule, any other material Contract to which ALP is a party or any confidentiality agreement to which ALP is a party;

          (xiii) incur or commit to any capital expenditures, obligations or liabilities in respect thereof which in the aggregate exceed or would exceed $100,000;

          (xiv) make any material changes or modifications to any pricing policy or investment policy or enter into any new management agreements or leases on terms different from those in effect in the ordinary and usual course of business, consistent with past practice;

          (xv) pay (or agree to become obligated to pay) any professional fees and expenses in excess of the amount set forth in Section 4.21 of the ALP Disclosure Schedule;

          (xvi) take any action to exempt or make not subject to any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Cardinal or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (xvii) take any action that could result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

          (xviii) enter into or carry out any other material transaction other than in the ordinary and usual course of business;

          (xix) agree in writing or otherwise to take any of the foregoing actions.

     (c) INTELLECTUAL PROPERTY MATTERS. Except as provided in Section 5.3(c) of the ALP Disclosure Schedule, ALP shall use all reasonable efforts to preserve its ownership rights to the Intellectual Property free and clear of any liens, claims or encumbrances and shall use its best efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, tradename or copyright that forms a part of the Intellectual Property or any misappropriation or disclosure of any trade secret, confidential information or know-how that forms a part of the Intellectual Property.

     (d) NO SOLICITATION. ALP and each of the ALP Stockholders agree that, during the term of this Agreement, ALP and each ALP Stockholder shall not, and shall not authorize or permit any of ALP's directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving ALP, or acquisition of any capital stock of ALP or any material portion of the assets of ALP, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. Neither the Board of Directors of ALP nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Cardinal, the ALP Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction or (iii) cause ALP to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Competing Transaction or proposal for a Competing Transaction. From and after the execution of this Agreement, ALP and each ALP Stockholder shall immediately advise Cardinal in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and promptly furnish to Cardinal a copy of any such proposal or inquiry in addition to any information provided to or by any third party relating thereto.

     (e) AFFILIATES OF ALP. ALP has obtained from each person who may be at the Effective Time or was on the date hereof an "affiliate" of ALP for purposes of Rule 145 under the Securities Act (each, an "ALP Affiliate") an Affiliate Letter in the form of Exhibit B hereto. On the date hereof, ALP has (after consultation with outside counsel for ALP) provided Cardinal with a letter specifying all of the persons or entities who may be deemed to be "affiliates" of ALP under the preceding sentence.

     (f) ACCESS; FINANCIAL STATEMENTS. ALP shall permit representatives of Cardinal to have appropriate access at all reasonable times to ALP's premises, properties, books, records, contracts, tax records, documents, customers and suppliers. ALP shall deliver to Cardinal Interim Statements within 20 days following the end of each calendar month, beginning with Interim Statements for July 1999.

     (g) NOTIFICATION OF CERTAIN MATTERS. ALP shall give prompt notice to Cardinal of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any ALP representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of ALP to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(g) shall not limit or otherwise affect the remedies available hereunder to Cardinal.

     (h) OTHER AGREEMENTS. ALP shall use all reasonable efforts to cause the individual set forth in Section 5.3(h)(i) of the ALP Disclosure Schedule to enter into a Consulting Agreement with ALP substantially in the form attached hereto. The individuals set forth on Section 5.3(h)(ii) of the ALP Disclosure Schedule shall enter into the agreements substantially in the form attached hereto as Exhibits H-1 through H-5. (The agreements referred to in this Section 5.3(h) are hereinafter sometimes referred to collectively as the "Ancillary Agreements.")

     (i) TERMINATION OF AGREEMENTS. ALP shall cause prior to Closing the termination of, and the waiver or satisfaction of all remaining obligations or liabilities, contingent or otherwise, of ALP under, the agreements or plans listed in Section 5.3(i) of the ALP Disclosure Schedule.

     (j) CERTAIN TAX MATTERS.

          (i) For each taxable period of ALP that ends before the Closing Date, the ALP Stockholders shall cause to be timely prepared, submitted to Cardinal for review and filed with the appropriate authorities (with copies provided to Cardinal) all tax returns of ALP and shall cause to be paid by the parties responsible therefor all taxes when due. Cardinal shall cause to be prepared and filed all tax returns for ALP for tax periods not described in the foregoing sentence of this Section 5.3(j)(i) and ALP shall pay all taxes required to be paid for such periods.

          (ii) The ALP Stockholders, ALP and Cardinal reasonably and in good faith shall cooperate with each other in preparing and filing all tax returns, including maintaining and making available to each other all records necessary in connection with the preparation and filing of such tax returns.

          (iii) The ALP Stockholders shall be responsible for causing to be filed any amended tax returns of ALP for taxable periods ending prior to the Closing Date which are required as a result of an examination or adjustments made by taxing authorities, and for causing to be paid by the parties responsible therefor when due any taxes resulting therefrom. Any such amended returns shall be furnished to Cardinal for approval (which approval shall not be unreasonably withheld), signature and filing at least ten (10) business days prior to the due date for the filing of such amended returns.

          (iv) If a claim is made by any taxing authority:

               (A) For any taxable period ending before the Closing Date, ALP Stockholders shall control the proceedings taken in connection with such claim; and

               (B) For any taxable period ending on or after the Closing Date, Cardinal shall control the proceedings taken in connection with such claim.

               Subject to the foregoing clauses (A) and (B), the parties reasonably and in good faith shall cooperate with each other in the contesting of any tax claim, and shall keep each other fully apprised of the status of such claims. Notwithstanding any of the foregoing to the contrary, Cardinal shall not without the prior written approval of the ALP Stockholders Representative (as defined in Section 8.6) (1) agree to an extension of the statute of limitations with respect to any taxable period of ALP ending before the Closing Date or (2) amend any tax return of ALP for any taxable period of ALP ending before the Closing Date.

               (v) Notwithstanding any other provision of this Agreement to the contrary, as provided in Section 8.2(a), the ALP Stockholders shall jointly and severally indemnify Cardinal and ALP, and hold them harmless from and against, all liability of ALP for federal income taxes and all interest, penalties and other costs and expenses related thereto (including reasonable attorneys' fees) attributable to the failure of ALP to be an "S" corporation within the meaning of Section 1361(a)(1) of the Code at all times during each taxable year included in the period beginning April 1, 1998, and ending on the day before the Closing Date, and for state, local and foreign income or franchise taxes and all interest, penalties and other costs and expenses related thereto (including reasonable attorneys' fees) attributable to any such failure of ALP to be an S corporation under the comparable provisions of the laws of such jurisdictions.

     (k) INJUNCTIVE RELIEF. ALP acknowledges and agrees that Cardinal's and Subcorp's remedies at law for any violation or attempted violation of any of ALP's obligations under this Article V would be inadequate and incomplete, and agree that in the event of any such violation or attempted violation, Cardinal and Subcorp (or either of them) shall be entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies which may be available to Cardinal and Subcorp from time to time.

                             ARTICLE VI. CONDITIONS

         SECTION 6.1 MUTUAL CONDITIONS. The obligations of the parties hereto to consummate the Merger shall be subject to fulfillment of the following conditions:

     (a) NO ADVERSE PROCEEDING. No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents the consummation of the Merger.

     (b) HSR ACT. Any applicable waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) SECURITIES AND EXCHANGE COMMISSION. On the Closing Date and at the Effective Time, no stop order or similar restraining order shall have been threatened by the Commission or entered by the Commission or any state securities administrator prohibiting the Merger.

     (d) NO GOVERNMENT ACTION. No Action shall be instituted by any Governmental Authority which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

         SECTION 6.2 CONDITIONS TO OBLIGATIONS OF ALP. The obligations of ALP to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by ALP:

     (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of each of Cardinal and Subcorp set forth in Article III shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties made as of a specified date need be true and correct only as of the specified date and, except that representations and warranties that are qualified by concepts of materiality or Material Adverse Effect shall be true and correct in all respects on the date hereof and on and as of the Closing Date.

     (b) PERFORMANCE OF AGREEMENT. Each of Cardinal and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

     (c) CERTIFICATES. Each of Cardinal and Subcorp shall have furnished ALP with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

     (d) OPINION OF COUNSEL. ALP shall have received the legal opinion, dated the Closing Date, of Baker & Hostetler LLP substantially in the form attached hereto as EXHIBIT D.

     (e) NYSE AUTHORIZATION. The Cardinal Common Shares to be issued in the Merger and the transactions contemplated hereby shall have been authorized for inclusion on the NYSE, subject to official notice of issuance.

         SECTION 6.3 CONDITIONS TO OBLIGATIONS OF CARDINAL AND SUBCORP. The obligations of Cardinal and Subcorp to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by each of Cardinal and Subcorp:

     (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of ALP and the ALP Stockholders set forth in Article IV shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties made as of a specified date need be true and correct only as of the specified date and except that representations and warranties qualified by concepts of materiality or Material Adverse Effect shall be true and correct in all respects on the date hereof and on and as of the Closing Date.

     (b) PERFORMANCE OF AGREEMENT. ALP and the ALP Stockholders shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

     (c) CERTIFICATE. ALP shall have furnished Cardinal with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President, and each ALP Stockholder shall have furnished Cardinal with a certificate dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

     (d) OPINION OF COUNSEL. Cardinal shall have received the legal opinion, dated the Closing Date, of Schwartz & Freeman, substantially in the form attached hereto as EXHIBIT E.

     (e) POOLING LETTER. Cardinal shall have received a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP dated the date of the Effective Time stating that they concur with management's conclusion that the Merger will qualify as a transaction to be accounted for by Cardinal in accordance with the pooling-of-interests method of accounting under the requirements of APB No. 16.

     (f) AFFILIATE LETTERS. Each ALP Affiliate shall have executed and delivered to Cardinal an Affiliate Letter in accordance with Section 5.3(e).

     (g) CONSENTS AND APPROVALS. ALP shall have received all customer, vendor, lessee, licensee, licensor and other third party consents and approvals listed on Section 6.3(g) of the ALP Disclosure Schedule.

     (h) ESCROW AGREEMENT. ALP, Cardinal, the Escrow Agent and all of the ALP Stockholders shall have executed and delivered the Escrow Agreement.

     (i) STOCKHOLDERS RELEASE. Each of the ALP Stockholders shall have executed and delivered to Buyer a Release, dated as of the Effective Time, in the form of EXHIBIT F attached hereto.

     (j) CERTAIN AGREEMENTS. The Ancillary Agreements referenced in Section 5.3(h) of the Agreement shall have been executed and delivered by all the parties thereto, and the Employment Agreements dated the date hereof between ALP and each of Frank N. Leo and Gregory J. Lapkoff (the "Employment Agreements") shall remain in full force and effect according to their terms as of the Closing.

     (k) TERMINATION OF CERTAIN AGREEMENTS. As of or prior to the Closing, the agreements and plans listed in Section 5.3(i) of the ALP Disclosure Schedule shall have been effectively terminated and all of ALP's obligations and liabilities, contingent or otherwise, thereunder shall have been satisfied or irrevocably waived by the other parties thereto or the participants therein.

     (l) PROSPECTUS. The Prospectus, including the documents incorporated by reference therein, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (m) WEILER ENGINEERING AGREEMENT. The Agreement between ALP and Weiler Engineering, Inc. ("Weiler Engineering") in the form attached hereto as EXHIBIT G shall have been executed and delivered by the parties thereto on or prior to the Effective Time.

     (n) NO NOTICE FROM CUSTOMERS. Neither ALP nor any ALP Stockholder shall have received notice from any of ALP's three largest customers (based on net revenue for calendar year 1998) that it has terminated or intends to terminate its relationship with ALP.

     (o) NET WORTH. The shareholders' equity of ALP as reflected in the July 31, 1999 Interim Statements shall equal or exceed $110,000,000.

     (p) REAL ESTATE MATTERS. With respect to each parcel of real property owned by ALP, ALP shall have obtained and delivered to Cardinal (i) a title insurance policy in an amount reasonably determined by Cardinal (the "Policy") based on a title commitment for an ALTA Form B Owners Policy of Title Insurance issued by a title insurance company selected by Cardinal, which Policy shall be in form and content satisfactory to Cardinal and (ii) current surveys prepared by a surveyor selected by Cardinal, which surveys (y) shall conform to Minimum Standard Detail Requirements for ALTA/ACSM Title Surveys and (z) shall not disclose any survey defect or encroachment from or onto any of such real property.

     (q) TERMINATION AND RELEASE. The Termination and Release Agreement dated August 3, 1999, among John Feltes, individually and as trustee, Barbara Feltes, individually and as trustee (collectively, "Feltes"), and ALP (the "Feltes Agreement") pursuant to which Feltes releases all claims against ALP, except as provided in Section 5(b) thereof, shall be in full force and effect, and ALP shall have paid all amounts required to be paid thereunder.

     (r) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall not have been any change in the assets, liabilities, business, prospects, results of operations or financial condition of ALP which would constitute a Material Adverse Effect or any event, occurrence or development which would have a material adverse effect on the ability of ALP to consummate the transactions contemplated hereby.

     (s) PLAN AMENDMENT. ALP shall have amended the Automatic Liquid Packaging, Inc. Employees 401(k) Savings Plan (the "ALP Plan") to adopt a non-standardized prototype plan document as an amendment and restatement effective as of January 1, 1997, of the ALP Plan.

                     ARTICLE VII. TERMINATION AND AMENDMENT

         SECTION 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the ALP Stockholders:

     (a) by mutual consent of Cardinal and ALP;

     (b) by either Cardinal or ALP if any permanent injunction or other order of a court or other competent Governmental Authority preventing the consummation of the Merger shall have become final and nonappealable;

     (c) by either Cardinal or ALP if the Merger shall not have been consummated before December 31, 1999, unless extended by the Boards of Directors of both Cardinal and ALP (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

     (d) by Cardinal if the Board of Directors of ALP shall withdraw, modify or change the ALP Board Recommendation in a manner adverse to Cardinal, or if the Board of Directors of ALP shall have refused to affirm the ALP Board Recommendation within two business days of any written request from Cardinal;

     (e) by ALP if the Board of Directors of Cardinal shall withdraw, modify or change its approval of this Agreement and the transactions contemplated hereby in a manner adverse to ALP, or if the Board of Directors of Cardinal shall have refused to affirm such approval within two business days of any written request from ALP;

     (f) by Cardinal if at any time the representations and warranties of ALP set forth in Section 4.16 shall not be true and correct or Cardinal shall have been advised that the condition set forth in Section 6.3(e) cannot be satisfied.

         SECTION 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of this Section 7.2 and Section 9.10, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section
7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement.

         SECTION 7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors; provided, however, that no amendment shall be made which by law requires further approval or authorization by the ALP Stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, Cardinal (with respect to ALP) and ALP (with respect to Cardinal and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                         ARTICLE VIII. INDEMNIFICATION

         SECTION 8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

     (a) Subject to the limitations set forth in Section 8.3, below, and notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Cardinal or ALP, all representations, warranties, covenants and agreements of ALP or Cardinal in this Agreement and in any other documents executed or delivered by ALP or Cardinal pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (the "Additional Documents") shall survive the execution, delivery and performance of this Agreement and the Additional Documents. All representations and warranties of ALP or Cardinal set forth in this Agreement and in the Additional Documents shall be deemed to have been made again by ALP or Cardinal, as the case may be, at and as of the Effective Time (except for representations and warranties made as of a specified date, which shall be deemed to have been made only as of the specified date). This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

     (b) As used in this Article VIII, any reference to a representation, warranty or covenant contained in any section of this Agreement shall include the section of the Disclosure Schedule relating to such section.

         SECTION 8.2 INDEMNIFICATION.

     (a) Subject to the limitations set forth in Sections 8.3 and 8.8 below, the ALP Stockholders, jointly and severally, shall indemnify and hold harmless Cardinal from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by Cardinal, directly or indirectly, as a result of or arising from (i) any inaccuracy in or breach or nonfulfillment of, or any alleged inaccuracy in or breach or nonfulfillment of, any of the representations, warranties, covenants or agreements made by ALP or any ALP Stockholder in this Agreement or the Additional Documents, whether or not arising out of a third-party claim, or any claim or other occurrence or circumstance that is or was inconsistent with any such representations, warranties, covenants or agreements, (ii) any product shipped or manufactured by, or any services provided by, ALP prior to the Effective Time, (iii) the installation or operation of any machinery or equipment sold by Weiler Engineering to or through ALP (whether used and operated by ALP or sold to third parties) or any engineering or technical support services provided by Weiler Engineering to ALP or any customers of ALP,
(iv) any liabilities to any party under the Feltes Agreement (other than liabilities for salary continuation payments expressly provided for therein), or any other liability whatsoever to Feltes (including, without limitation, under the Founding Officers Agreement (as defined in the ALP Disclosure Schedule (collectively, "Feltes Liabilities"), (v) any inaccuracy in or breach of, or any alleged inaccuracy in or breach of, the representation and warranty made by ALP in Section 4.17(g), without regard to any disclosures regarding or limitations on such representation or warranty in any Section of the ALP Disclosure Schedule (collectively, "Controlled Group Liabilities"), and (vi) any liabilities of the type described in Section 5.3(j)(v) (collectively, "Indemnifiable Claims" when used in the context of Cardinal as the Indemnified Party as defined in Section 8.3(c)).

     (b) Subject to the limitations set forth in Section 8.3 and 8.8, Cardinal hereby covenants and agrees to indemnify and hold harmless the ALP Stockholders, from and after the Effective Time, from and against any and all Damages, asserted against, resulting to, imposed upon, or incurred or suffered by ALP or the ALP Stockholders, directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of, or any alleged inaccuracy in or breach or nonfulfillment of, any of the representations and warranties made by Cardinal in this Agreement (collectively, "Indemnifiable Claims" when used in the context of ALP or the ALP Stockholders as the Indemnified Party).

     (c) For purposes of this Article VIII, all Damages shall be computed (i) net of any insurance coverage which reduces the Damages that would otherwise be sustained; provided that in all cases the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages and (ii) net of the present value of the reasonably expected tax savings to the Indemnified Party of the Damages paid or incurred grossed-up by the reasonably expected tax cost of the amount that but for this subparagraph would be received by the Indemnified Party in satisfaction of the Indemnifiable Claim.

     (d) Cardinal shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in Section 8.2(a) if the same shall be suffered by any parent, subsidiary or affiliate of Cardinal, including, without limitation, the Surviving Corporation after the Effective Time.

         SECTION 8.3 LIMITATIONS ON INDEMNIFICATION. Rights to indemnification under this Article VIII are subject to the following limitations:

     (a) Neither Cardinal nor ALP nor the ALP Stockholders shall be entitled to indemnification hereunder with respect to an Indemnifiable Claim (or, if more than one such Indemnifiable Claim is asserted, with respect to all such Indemnifiable Claims) unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds $750,000 (the "Threshold"), in which event Cardinal shall be entitled to indemnification hereunder from the ALP Stockholders and the ALP Stockholders shall be entitled to indemnification from Cardinal for Damages with respect to all Indemnifiable Claims in excess of the Threshold up to the amount equal to fifteen percent (15%) of the Aggregate Consideration (the "Cap"); provided, however, that any Damages with respect to an Indemnifiable Claim arising from any Controlled Group Liability or any Feltes Liability shall not be subject to or applied toward the Threshold and Cardinal shall be entitled to indemnification for the entire amount of said Damages up to the amount of the Cap. In addition, Cardinal's right to indemnification and the ALP Stockholders' responsibility for any Damages relating to any Feltes Liability shall not apply to the Cap until, and then only to the extent that, the amount of Damages arising from the Feltes Liability for which the ALP Stockholders have indemnified Cardinal exceeds an amount equal to five percent (5%) of the Aggregate Consideration.

     (b) The obligation of indemnity with respect to the representations and warranties set forth in Article III and in Article IV shall terminate on the earlier of (i) the date on which Cardinal's audited financial statements for the first fiscal year ending after the Effective Time are issued and (ii) the first anniversary of the Effective Time.

     (c) The foregoing provisions of this Section 8.3 notwithstanding, if, prior to the termination of any obligation to indemnify, written notice of a claimed breach or other occurrence or matter giving rise to a claim of indemnification is given by the Party seeking indemnification (the "Indemnified Party") to the Party from whom indemnification is sought (the "Indemnifying Party"), or a suit or action based upon a claimed breach is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such claimed breach, occurrence, other matter, or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the claim, suit or action, by reason of the termination otherwise provided for above.

         SECTION 8.4 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS.

     (a) If the Indemnified Party determines to seek indemnification under this
Article VIII with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, it shall give notice to the Indemnifying Party within 60 days of the Indemnified Party's becoming aware of any such Indemnifiable Claim, which notice shall set forth such material information with respect to such Indemnifiable Claim as is then reasonably available to the Indemnified Party. If any such liability is asserted against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of such liability, the Indemnifying Party shall be entitled, if it so elects by written notice delivered to the Indemnified Party within 15 days after receiving the Indemnified Party's notice, to assume the defense of such asserted liability with counsel reasonably satisfactory to the Indemnified Party unless the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to assume such defense. If the Indemnifying Party elects to assume the defense of such asserted liability, the claims made by such third party shall be conclusively established as being within the scope of and subject to the indemnification provisions of this Agreement. Notwithstanding the foregoing: (i) the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be payable by the Indemnified Party; (ii) the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; and (iii) the rights of the Indemnified Party to be indemnified in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing provisions unless, and, if so, only to the extent that, the Indemnifying Party is materially prejudiced by such failure. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the Parties shall make available to each other all relevant information in their possession which is material to any such assertion.

     (b) In the event that the Indemnifying Party fails to assume the defense of the Indemnified Party against any such Indemnifiable Claim, within 15 days after receipt of the Indemnified Party's notice of such Indemnifiable Claim, the Indemnified Party shall have the right to defend, compromise or settle such Indemnifiable Claim on behalf, for the account, and at the risk of the Indemnifying Party.

     (c) Notwithstanding anything in this Section 8.4 to the contrary, (i) if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect the Indemnified Party, its corporate parent, if any, its subsidiaries or affiliates, including, without limitation, the Surviving Corporation after the Effective Time if Cardinal is the Indemnified Party, other than as a result of money damages or other money payments, then the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to defend, compromise or settle such Indemnifiable Claim; and (ii) the Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect of any Indemnifiable Claim unless such settlement, compromise or consent (A) includes as an unconditional term the giving by the claimant or the plaintiff to the Indemnified Party (and its corporate parent, if any, its subsidiaries and affiliates including, without limitation, the Surviving Corporation after the Effective Time if Cardinal is the Indemnified Party) a release from all liability in respect of such Indemnifiable Claim and
(B) does not include a finding or admission by ALP or Cardinal of any violation of Applicable Laws or any violation of the rights of any person.

         SECTION 8.5 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD PARTY CLAIMS. In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim giving rise to Damages (but excluding Indemnifiable Claims resulting from the assertion of liability by third parties, but including a dispute among the parties as to whether a third-party claim is subject to indemnification under this Article VIII), it shall give written notice to the Indemnifying Party specifying the nature and amount of the Indemnifiable Claim asserted. If the Indemnifying Party, within 20 business days after the mailing of such notice by the Indemnified Party, has not given written notice to the Indemnified Party announcing its intent to contest such assertion by the Indemnified Party, such assertion shall be deemed accepted and the amount of Indemnifiable Claim shall be deemed a valid Indemnifiable Claim. In the event, however, that the Indemnifying Party contests the assertion of an Indemnifiable Claim by giving such written notice to the Indemnified Party within such 20-day period, then if the Parties, acting in good faith, cannot reach agreement with respect to such Indemnifiable Claim within 30 business days after receipt by the Indemnified Party of such notice, the contested assertion of the claim shall be referred to arbitration in Columbus, Ohio, in accordance with the then-current rules of the American Arbitration Association. The determination made in accordance with such rules shall be delivered in writing to the Parties and shall be final and binding and conclusive on the Parties and the amount of the Indemnifiable Claim, if any, determined to exist shall be a valid Indemnifiable Claim. Each Party shall pay its own legal, accounting and other fees in connection with such a contest; provided that if the contested claim is referred to and ultimately determined by arbitration, the legal, auditing and other fees of the prevailing Party and the fees and expenses of any arbitrator shall be borne by the nonprevailing Party.

         SECTION 8.6 ALP STOCKHOLDERS REPRESENTATIVE. The ALP Stockholders hereby irrevocably appoint Gerhard H. Weiler (the "ALP Stockholders Representative") to act on behalf of the ALP Stockholders with respect to all matters relating to this Article VIII and the Escrow Agreement, including, without limitation, in considering and certifying the amount of any indemnification hereunder, in communicating with the ALP Stockholders, in appointing a successor Escrow Agent under the Escrow Agreement, in considering and acting with respect to any amendment or termination of this Agreement, and generally in performing all acts expressly required or permitted to be performed by the ALP Stockholders Representative pursuant hereto and pursuant to the Escrow Agreement. Cardinal and the Escrow Agent shall have the right to deal exclusively with the ALP Stockholders Representative with respect to all matters under the Escrow Agreement and neither Cardinal nor the Escrow Agent shall have any liability to any ALP Stockholder for any acts or omissions of the ALP Stockholders Representative, or any acts or omissions taken or not taken by Cardinal or the Escrow Agent at the direction of the ALP Stockholders Representative, including, but not limited to (i) any acts or omissions relating to the voting of any Retained Shares or (ii) the transferring or the failure to transfer any shares or funds released from escrow. Upon any distribution of Cardinal Common Shares or other funds to the ALP Stockholders Representative (or to one or more of the ALP Stockholders upon written instruction of the ALP Stockholders Representative) in accordance with the Agreement, the Escrow Agent and Cardinal shall be deemed to have fully satisfied any and all obligations to the ALP Stockholders under this Agreement and the Escrow Agreement with respect to the amount of such distribution. The ALP Stockholders Representative will have no liability to ALP or the ALP Stockholders with respect to actions taken or omitted to be taken in his capacity as ALP Stockholders Representative, except with respect to any liability resulting primarily from the ALP Stockholders Representative's gross negligence or willful misconduct. The ALP Stockholders Representative shall be entitled to rely upon any directions received from holders (the "Majority Holders") of a majority of the ALP Common Stock.

         SECTION 8.7 VALUATION OF SHARES RELEASED FROM ESCROW. For purposes of determining the number of Retained Shares which shall be necessary to satisfy an Indemnifiable Claim against the ALP Stockholders, each Escrowed Share (as defined in the Escrow Agreement) shall be deemed to have a value equal to the last reported sale price of Cardinal Common Shares on the New York Stock Exchange on the trading day immediately preceding the Closing Date (subject to equitable adjustment for stock splits, reclassifications, combinations, reorganizations or other similar changes). Indemnifiable Claims against the ALP Stockholders shall be made first against the Retained Shares. After all of the Retained Shares have been used to satisfy such Indemnifiable Claims, Cardinal shall be entitled to make additional Indemnifiable Claims directly against the ALP Stockholders.

         SECTION 8.8 TERMINATION OF ALP'S WARRANTIES. Notwithstanding any provisions of this Agreement to the contrary: (a) all representations, warranties and covenants made by ALP in this Agreement or the Additional Documents shall terminate as to ALP (but only as to ALP, and not as to the ALP Stockholders) as of the Closing; and (b) after the Closing, ALP shall not have any obligation or liability to any ALP Stockholder as a direct or indirect result of any misrepresentation, breach of covenant or other occurrence or circumstance for which the ALP Stockholders have or may have liability to Cardinal under this Agreement.

                           ARTICLE IX. MISCELLANEOUS

         SECTION 9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Cardinal or Subcorp:
                           Cardinal Health, Inc.
                           7000 Cardinal Place
                           Dublin, Ohio  43017
                           Attention:  General Counsel
                           Telecopy No.:  (614) 757-6948

                           with a copy to:
                           John M. Gherlein, Esq.
                           Baker & Hostetler LLP
                           3200 National City Center
                           1900 East Ninth Street
                           Cleveland, Ohio 44114-3485
                           Telecopy No.:  (216) 696-0740

                  (b)      if to ALP:
                           Automatic Liquid Packaging, Inc.
                           2200 Lake Shore Drive
                           Woodstock, Illinois  60098
                           Attention:  Gerhard H. Weiler
                           Telecopy No.:  (815) 338-5504

                           with a copy to
                           Stuart Duhl, Esq.
                           Schwartz & Freeman
                           401 North Michigan Avenue, Suite 1900
                           Chicago, Illinois  60611
                           Telecopy No.:  (312) 222-0818

         SECTION 9.2 INTERPRETATION. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For the purposes of any provision of this Agreement, a "Material Adverse Effect" with respect to any party shall mean a material adverse effect on the assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such party and its subsidiaries taken as a whole. For purposes of this Agreement, a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. For the purposes of this Agreement, the "Knowledge" of ALP shall mean the actual knowledge of facts, matters or circumstances of the officers and directors of ALP, or in the absence of such knowledge, the actual knowledge that such individuals would have had if they had undertaken a reasonable investigation of the fact, matter or circumstance in question.

         SECTION 9.3 COUNTERPARTS. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

         SECTION 9.4 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein), constitutes the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

         SECTION 9.5 THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

         SECTION 9.6 GOVERNING LAW. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Ohio state or federal court sitting in the City of Columbus.

         SECTION 9.7 CONSENT TO JURISDICTION; VENUE.

     (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Ohio and to the jurisdiction of the United States District Court for the Southern District of Ohio, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Ohio state or federal court sitting in the City of Columbus. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.7 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

         SECTION 9.8 SPECIFIC PERFORMANCE. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

         SECTION 9.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         SECTION 9.10 EXPENSES. Subject to the provisions of Section 7.2, Cardinal shall be responsible for all costs and expenses incurred by Cardinal and Subcorp in connection with this Agreement and the transactions contemplated hereby and ALP, both before and after the Effective Time, shall be responsible for such reasonable costs and expenses incurred by the ALP Stockholders in connection with this Agreement and the transactions contemplated hereby, subject to Section 5.3(b)(xv).

                [Signature page to Agreement and Plan of Merger.]



                  IN WITNESS WHEREOF, Cardinal, Subcorp, ALP and the ALP Stockholders have signed this Agreement as of the date first written above.

                                CARDINAL HEALTH, INC.

                                By:  /s/ John C. Kane
                                    -----------------------------------
                                   Name:     John C. Kane
                                            ---------------------------
                                   Title:    President and COO
                                            ---------------------------


                                FLOWER MERGER CORP.

                                By:  /s/ John C. Kane
                                    -----------------------------------
                                   Name:     John C. Kane
                                            ---------------------------
                                   Title:    President
                                            ---------------------------


                                AUTOMATIC LIQUID PACKAGING, INC.

                                By:  /s/ Gerhard H. Weiler
                                    -----------------------------------
                                   Name:
                                            ---------------------------
                                   Title:
                                            ---------------------------


                                THE ALP STOCKHOLDERS

                                /s/ Gerhard H. Weiler
                                ------------------------------------
                                Gerhard H. Weiler, as the ALP Stockholders
                                Representative and as Trustee of the Gerhard H. Weiler Dec. of Trust dated 9/3/93


                                /s/ Patricia Weiler
                                ------------------------------------
                                Patricia Weiler


                                /s/ Lisa Hoffman
                                ------------------------------------
                                Lisa Hoffman

                [Signature page to Agreement and Plan of Merger.]

                                 /s/ Amy Weiler
                                ------------------------------------
                                Amy Weiler


                                 /s/ Siegfried Weiler
                                ------------------------------------
                                Siegfried Weiler


                                 /s/ Ruth Weiler
                                ------------------------------------
                                Ruth Weiler


                                 /s/ Kurt A. Weiler
                                ------------------------------------
                                Kurt A. Weiler, individually and as Trustee
                                of the Kurt A. Weiler Gift Trust


                                 /s/ Anita W. Reiche
                                ------------------------------------
                                Anita W. Reiche, individually and as
                                Trustee of the Anita W. Reiche Gift Trust


                                 /s/ Carol J. Zolp
                                ------------------------------------
                                Carol J. Zolp


                                 /s/ Lori Brockrogge
                                ------------------------------------
                                Lori Brockrogge


                                 /s/ Frank N. Leo
                                ------------------------------------
                                Frank N. Leo


                                 /s/ Stanley Nowak
                                ------------------------------------
                                Stanley Nowak


                                 /s/ Arjun Ramrakhyani
                                ------------------------------------
                                Arjun Ramrakhyani

                                                                           FINAL


                                    EXHIBIT A

                                ESCROW AGREEMENT


                  This Escrow Agreement is made and entered into as of _____________ ___, 1999, by and among Cardinal Health, Inc., an Ohio corporation ("Cardinal"), Automatic Liquid Packaging, Inc., an Illinois corporation ("ALP"), Gerhard H. Weiler (the "ALP Stockholders Representative"), Bank One Trust Company, NA, a national banking association, as escrow agent (the "Escrow Agent"), and the undersigned stockholders of ALP ("ALP Stockholders").

                             PRELIMINARY STATEMENTS:

                  A. Cardinal, ALP, Flower Merger Corp., an Illinois corporation ("Subcorp"), and the ALP Stockholders have entered into an Agreement and Plan of Merger dated as of August ___, 1999 (the "Merger Agreement"), providing for, among other things, Cardinal's acquisition of the businesses operated by ALP through the merger of Subcorp with and into ALP, with ALP as the surviving corporation, in accordance with the terms and conditions of the Merger Agreement.

                  B. Capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the Merger Agreement.

                  C. Pursuant to the Merger Agreement, the ALP Stockholders are obligated to indemnify Cardinal for certain damages.

                  D. To facilitate such indemnification, the Merger Agreement provides for the deposit into escrow of a portion of the Cardinal Common Shares otherwise to be issued to the ALP Stockholders in the Merger in order to secure the indemnification obligations of the ALP Stockholders.

                  E. Cardinal and the ALP Stockholders desire to secure the services of the Escrow Agent, and the Escrow Agent is willing to provide such services, pursuant to the terms and conditions of this Agreement.

                  NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:


                                    SECTION I

             APPOINTMENT OF ESCROW AGENT; RESIGNATION AND SUCCESSOR

                  1.1 Appointment of Escrow Agent. The Escrow Agent is hereby appointed, and accepts its appointment and designation as, Escrow Agent pursuant to the terms and conditions of this Agreement.

                                                                           FINAL

                  1.2 Resignation of Escrow Agent; Appointment of Successor. The Escrow Agent acting at any time hereunder may resign at any time by giving at least 30 days' prior written notice of resignation to Cardinal and the ALP Stockholders Representative, such resignation to be effective on the date specified in such notice. Upon receipt of such notice, Cardinal shall, unless otherwise agreed between Cardinal and the ALP Stockholders Representative, appoint a bank or trust company with a combined capital and surplus of at least $100 million as successor Escrow Agent, by a written instrument delivered to such Escrow Agent and the ALP Stockholders Representative, whereupon such successor Escrow Agent shall succeed to all the rights and obligations of the retiring Escrow Agent as of the effective date of resignation as if originally named herein. Upon such assignment of this Escrow Agreement, the retiring Escrow Agent shall duly transfer and deliver the Escrow Deposit at the time held by the retiring Escrow Agent, provided that, if no successor Escrow Agent shall have been appointed on the effective date of resignation of the resigning Escrow Agent hereunder, the resigning Escrow Agent may pay the Escrow Deposit into a court of competent jurisdiction.


                                   SECTION II

                              ESCROW ARRANGEMENTS

                  2.1 Liability Secured by the Escrow Deposit. This Escrow Agreement has been executed and delivered and the Escrow Account (as defined in Section 2.2(d)) is hereby established to facilitate any indemnification which may be owed to Cardinal pursuant to Article VIII of the Merger Agreement. The Escrow Deposit (as defined below), including any Additional Property (as defined below), deposited into the Escrow Account in respect of such shares (hereinafter referred to collectively as the "Escrowed Amount"), will be available to satisfy claims of Cardinal in accordance with Section 3.1 hereof.

                  2.2 Delivery of the Escrowed Shares; etc. (a) On the Closing Date, Cardinal shall issue instructions to its transfer agent directing it to issue and deliver to the Escrow Agent certificates bearing any appropriate legends registered in the name of the "Escrow Agent under Escrow Agreement, dated ____________ __, 1999, by and among Cardinal Health, Inc., an Ohio corporation, Automatic Liquid Packaging, Inc., an Illinois corporation, ALP Stockholders Representative, Bank One Trust Company, NA, a national banking association, and the ALP Stockholders," for the applicable number of Cardinal Common Shares determined in accordance with Section 2.1(d) of the Merger Agreement (such Shares, together with any additional Cardinal Common Shares distributed in an extraordinary dividend with respect thereof pursuant to any stock split (or deposited with respect to any such stock split shares), and any cash deposited into the Escrow Account pursuant to Section 2.2(b), collectively, the "Escrowed Shares"). From time to time, Cardinal shall also deliver to the Escrow Agent for deposit into the Escrow Account all Cardinal Common Shares distributed pursuant to any stock dividend, reclassification of shares or other transaction to which such shares may be subject, and any other securities, cash or other property distributed in an extraordinary dividend with respect of the Escrowed Shares (whether by way of liquidation, merger, exchange, spin-off or otherwise), any investments or securities permitted by this Agreement and any interest received thereon (collectively, the "Additional Property"). (The Escrowed Shares, together with the Additional Property, shall constitute the "Escrow Deposit.") From time to time, Cardinal shall also deliver to the Escrow Agent for

                                                                           FINAL

prompt distribution to the ALP Stockholders all cash dividends on the Escrowed Shares, such distributions to be made pro rata to the ALP Stockholders in accordance with their respective ownership as reflected on the then current ownership Certificate (as hereinafter defined). Notwithstanding any other provision of this Agreement to the contrary, whenever Escrowed Shares are to be distributed pursuant to this Agreement, except for distributions made pursuant to Section 2.2(b), there shall be distributed to the party entitled to such Escrowed Shares, concurrently with the delivery of such Escrowed Shares, the Additional Property relating thereto. The parties agree that all such distributions of Additional Property and cash dividends made to the ALP Stockholders in respect of such Escrowed Shares, including, without limitation, all such interest and all other income earned on such shares, shall be interest and income of the ALP Stockholders and shall be reported for federal, state and local tax purposes as for the accounts of the ALP Stockholders, pro rata in accordance with their respective ownership as reflected on the then current Ownership Certificate.

                  (b) Subject to applicable state and federal securities laws, each ALP Stockholder, at any time and from time to time during the term of this Agreement, shall have the right to require the ALP Stockholders Representative to sell up to the number of Escrowed Shares owned by such ALP Stockholder as reflected in the Ownership Certificate, and the proceeds of any such sale shall be deposited in and become part of the Escrow Deposit. Upon any such sale, the Escrow Agent shall open a separate subaccount for such ALP Stockholder and the proceeds of such sale shall be reflected on the Ownership Certificate as owned by and allocable to such ALP Stockholder and shall be treated as Escrowed Shares for purposes of this Agreement. As provided in Section 8.7 of the Merger Agreement, for purposes of determining the number of Escrowed Shares which shall be necessary to satisfy an Indemnifiable Claim against the ALP Stockholders, each Escrowed Share is deemed to have a value equal to the last reported sale price of Cardinal Common Shares on the New York Stock Exchange on the trading day immediately preceding the Closing Date. Accordingly, the proceeds from the sale of an Escrowed Share sold pursuant to this Section 2.2(b) shall be deemed to have a value equal to the last reported sale price of a Cardinal Common Share on the New York Stock Exchange on the trading day immediately preceding the Closing Date. For example, if such last reported sale price on the trading day immediately preceding the Closing is $73.00 and an Escrowed Share is sold out of escrow for $83.00, the $83.00 in cash proceeds shall be deemed to have a value of $73.00 for purposes of satisfying an Indemnifiable Claim. Similarly, if Escrowed Shares are sold for $63.00, the $63.00 proceeds shall be deemed to have a value of $73.00 in satisfying any Indemnifiable Claim. Upon receipt of the proceeds of the sale of Escrowed Shares as described above, together with a certified Form W-9 and such other information as the Escrow Agent may reasonably require, the Escrow Agent shall release such Substituted Shares to the ALP Stockholders Representative on behalf of such ALP Stockholder.

                  (c) On the Closing Date, the ALP Stockholders Representative shall deliver to the Escrow Agent a written certificate setting forth the respective ownership interests of each ALP Stockholder with respect to the Escrowed Shares (as the same may be amended from time to time in accordance with the next sentence, the "Ownership Certificate"). The Ownership Certificate may be amended from time to time by written certificate executed by the ALP Stockholders Representative and delivered to the Escrow Agent.

                                                                           FINAL

                  (d) The Escrow Agent shall hold the Escrow Deposit in an escrow account (the "Escrow Account") for the benefit of the ALP Stockholders and Cardinal. The Escrow Deposit shall not be subject to any lien or attachment of any creditor or any party thereto, and shall be used solely for the purposes and subject to the conditions set forth in this Agreement and the Merger Agreement.

                  2.3 Investment of the Escrow Deposit. Except for the sale of the Escrowed Shares pursuant to Section 2.2(b) and the release of the Escrow Deposit pursuant to Section 3 hereof, the Escrow Agent shall not sell or transfer any of the Escrowed Shares. The Escrow Agent is hereby authorized and directed to invest any cash contained in the Escrow Deposit in the following obligations (collectively, the "Permitted Investments"):

                  (a) obligations of, or fully guaranteed as to timely payment of principal and interest by, the United States of America;

                  (b) such money market funds as are agreed to from time to time by Cardinal and the ALP Stockholders Representative; and

                  (c) certificates of deposit with any bank or trust company organized under the laws of the United States of America or any agency or instrumentality thereof or under the laws of any state thereof which has a combined capital and surplus of at least $100,000,000.

                  Subject to the foregoing limitations, the Escrow Agent shall invest any such cash in accordance with written instructions delivered to it by the ALP Stockholders Representative from time to time. Except as provided above, the Escrow Agent shall have no power or duty to invest the Escrow Deposit or to make substitutions therefor or to sell, transfer or otherwise dispose of investments acquired hereunder.

                  2.4 Right to Vote the Escrowed Shares. The ALP Stockholders Representative, on behalf of and at the direction of the ALP Stockholders, shall have the right to direct the Escrow Agent in a writing signed by the ALP Stockholders Representative to exercise the voting rights pertaining to all or a portion of the Escrowed Shares that remain in the Escrow Account. The Escrow Agent shall comply with any such directions. In the absence of direction from an ALP Stockholder, the Escrowed Shares allocable to such ALP Stockholder shall not be voted.


                                  SECTION III

                         RELEASE OF THE ESCROW DEPOSIT

                  3.1 Distributions for Indemnification. (a) At any time prior to the earlier of (x) the date on which Cardinal's audited financial statements for the first fiscal year ending after the Effective Time are issued and (y) the first anniversary of the Effective Time (the "Escrow Date"), Cardinal may deliver to the Escrow Agent (with a copy to the ALP Stockholders Representative) a certificate (a "Notice of Claim") (i) stating that Cardinal believes that it may be entitled to indemnification pursuant to Article VIII of the Merger Agreement (an "Indemnification Obligation"), (ii) stating the aggregate amount (the "Claim Amount") of such

                                                                           FINAL

Indemnification Obligation (or, in the case of an unliquidated or uncertain Indemnification Obligation, a good faith and reasonable estimate thereof), and
(iii) specifying in reasonable detail the nature of such Indemnification Obligation. Any Notice of Claim delivered pursuant to this Section 3.1 with respect to any unliquidated Indemnification Obligation may be supplemented by a later Notice of Claim specifying in greater detail the applicable Claim Amount or any other items set forth therein. Upon delivery of any such Notice of Claim, the Escrow Agent shall, within three business days of receipt thereof, deliver a written notice together with a copy of such Notice of Claim to the ALP Stockholders Representative.

                  (b) If the ALP Stockholders Representative shall object on behalf of the ALP Stockholders to the Indemnification Obligation or the Claim Amount specified in such Notice of Claim, the ALP Stockholders Representative shall, within twenty business days after delivery of the written notice containing a copy of any such Notice of Claim, deliver to the Escrow Agent a certificate (a "Reply Certificate") (x) specifying each such objection, and (y) specifying in reasonable detail the nature and basis for such objection. Within three business days after delivery to the Escrow Agent of a Reply Certificate, the Escrow Agent shall deliver a copy of such Reply Certificate to Cardinal. Cardinal and the ALP Stockholders Representative shall negotiate in good faith for a period of 30 business days after delivery of such Reply Certificate to Cardinal to reach a written resolution of any objections raised in a Reply Certificate.

                  (c) If no Reply Certificate is delivered with respect to any Notice of Claim, then the ALP Stockholders Representative shall be deemed to have delivered a Payment Authorization (as defined below) acknowledging Cardinal's right to receive the Claim Amount specified in such Notice of Claim with respect to the applicable Indemnification Obligation and the Escrow Agent shall transfer to Cardinal a portion of the Escrowed Amount in an amount equal to such Claim Amount, all in accordance with the procedures set forth in Section 3.1(e).

                  (d) If the Escrow Agent receives a Reply Certificate in a timely manner with respect to any Notice of Claim, the Claim Amount referred to in such Notice of Claim shall be held by the Escrow Agent and shall not be released to Cardinal except upon Cardinal's delivery to the Escrow Agent of either (i) joint written instructions signed by an authorized officer of Cardinal and by the ALP Stockholders Representative directing the Escrow Agent to release the Claim Amount (or any other amount mutually agreed upon by such parties) or (ii) a final, non-appealable judgment of the arbitrators in the arbitration proceeding referred to in Section 8.5 of the Merger Agreement relating to the Indemnification Obligation referred to in such Notice of Claim demonstrating that Cardinal is entitled to indemnification for such Claim Amount from the ALP Stockholders pursuant to the Merger Agreement (either of (i) or (ii) being a "Payment Authorization"), at which date the portion of the amount due to Cardinal determined pursuant to (i) or (ii) above shall promptly be paid to Cardinal in accordance with the procedures set forth herein.

                  (e) As soon as practicable following receipt by the Escrow Agent of a Payment Authorization, the Escrow Agent shall pay from the Escrowed Amount to Cardinal as follows, in the following order of priority, to the extent required to make such payment:

                  First, the Escrow Agent shall transfer, deliver and assign to Cardinal such number of Escrowed Shares (excluding cash constituting Escrowed Shares

                                                                           FINAL

                  pursuant to Section 2.2(b)) (rounded up or down to the nearest whole share in the case of the Escrowed Shares that are not cash) as shall have a value equal to the amount required to make or complete such payment, it being understood and agreed that such non-cash Escrowed Shares shall be valued for such purpose as set forth in Section 8.7 of the Merger Agreement, together with the Additional Property related thereto;

                  Second, to the extent of any insufficiency, the Escrow Agent shall utilize any cash not part of the Escrowed Shares included in the Escrowed Amount then held in the Escrow Deposit; and

                  Third, to the extent of any insufficiency, the Escrow Agent shall sell securities or investments included in the Escrowed Amount, other than the Escrowed Shares, then held in the Escrow Deposit for cash and utilize such cash to make up such insufficiency.

To the extent the Escrowed Shares allocable to any ALP Stockholder consist of Cardinal Common Shares and cash pursuant to Section 2.2(b), any delivery of Escrowed Shares pursuant to this Section 3.1(e) shall consist first of Cardinal Common Shares and then, if necessary, cash valued as provided in Section 2.2(b). To the extent the Escrow Agent is required to transfer, deliver and assign to Cardinal any Escrowed Shares included in the Escrowed Amount, Cardinal shall assist and cooperate in a reasonable manner with the Escrow Agent to facilitate such transfer, delivery and assignment. In the event the Escrowed Amount shall be insufficient to pay the amount expressly set forth in such Payment Authorization, the Escrow Agent shall deliver to Cardinal the entire remaining Escrowed Amount and then deliver to Cardinal and to the ALP Stockholders Representative a written notification setting forth the amount by which such Payment Authorization exceeds the amount of the Escrowed Amount so paid.

                  (f) To the extent that any payment pursuant to Section 3.1(e) hereof shall be made in cash, the Escrow Agent shall pay all such amount to Cardinal by wire transfer to the bank account or accounts designated by Cardinal to the Escrow Agent in writing not less than one business day prior to the date of such payment.

                  (g) Notwithstanding anything to the contrary in this Agreement, in no event shall Cardinal be entitled to receive any amounts from the Escrow Deposit in excess of the amount of the Escrowed Amount.

                  3.2 Release upon the Escrow Date. (a) On the Escrow Date, the Escrow Agent shall distribute the Escrow Deposit to the ALP Stockholders and shall terminate the Escrow Account, unless (i) the Escrow Agent shall have received a Notice of Claim from Cardinal prior to the Escrow Date with respect to an indemnification claim (an "Unresolved Claim") for which the Escrow Agent has not received a subsequent Payment Authorization or written notification signed by Cardinal and the ALP Stockholder's Representative, informing the Escrow Agent of the termination or other resolution of such claim or claims (each, a "Claim Termination Notice"). If on the Escrow Date there shall exist any Unresolved Claim, then (i) the Escrow Agent shall retain the Escrow Deposit in the Escrow Account in an amount sufficient for the payment of all Claim Amounts with respect to all such Unresolved Claims (but not in excess of the remainder of

                                                                           FINAL

the Escrowed Amount), and (ii) the Escrow Agent shall release to the ALP Stockholders the portion of the Escrow Deposit in the Escrow Account not otherwise retained in accordance with clause (i). For all purposes of this
Section 3.2(a), the Escrowed Shares (other than the cash which may be a part thereof) shall be valued as set forth in Section 8.7 of the Merger Agreement.

                  (b) Upon the resolution of any Unresolved Claim, the Escrow Agent shall (A) release any portion of the Escrow Deposit retained in respect of such Unresolved Claim (x) to Cardinal in accordance with any Payment Authorization received by the Escrow Agent in respect of such Unresolved Claim or (y) to the ALP Stockholders in accordance with any Claim Termination Notice received by the Escrow Agent in respect of such Unresolved Claim and, if no other Unresolved Claims remain outstanding, (B) release the remainder of the Escrow Deposit to the ALP Stockholders. For purposes of this Section 3.2(b), the Escrowed Shares shall be valued as set forth in Section 8.7 of the Merger Agreement.

                  (c) Any distribution to the ALP Stockholders pursuant to this
Section 3.2 shall be made by the Escrow Agent to the ALP Stockholders based on their respective interests in the Escrowed Shares and the cash and other investments constituting the Escrow Deposit (as reflected in the then most recent version of the Ownership Certificate), subject to any written instructions of the ALP Stockholders Representative (including, without limitation, any instructions as to the liquidation of the Escrow Account (including instructions to sell a number of Escrowed Shares necessary to permit the payment of cash in lieu of fractional Cardinal Common Shares) and/or the transfer of the Escrowed Shares to the transfer agent of Cardinal). No certificate for fractional Cardinal Common Shares shall be distributed to ALP Stockholders. The Escrow Agent shall sign such stock powers or other documents of transfer as are necessary to transfer any remaining Escrowed Shares included within the Escrow Deposit in accordance with such instructions (the "Released Shares").


                                   SECTION IV

                                  ESCROW AGENT

                  4.1 Fees. For its services hereunder, the Escrow Agent shall receive (i) $1,250 upon its receipt of the Escrow Deposit at the Closing (which shall constitute the fee for initiating the transaction and the fee for the first year of the Agreement), (ii) commencing on the first anniversary of the date hereof and then annually thereafter, $2,500 for each calendar year until it has delivered all of the Escrow Deposit pursuant to Section III (prorated for partial years), and (iii) the transaction fees set forth on Schedule 1 attached hereto. The Escrow Agent shall be reimbursed for all reasonable out-of-pocket expenses incurred by the Escrow Agent necessary to perform such services (other than taxes imposed in respect of the receipt of the fees referred to in the preceding sentence). The fees, expenses and reimbursements referred to in the foregoing two sentences shall be paid by Cardinal.

                  4.2 Responsibilities of Escrow Agent. The Escrow Agent's acceptance of its duties under this Agreement is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to its rights, duties, liabilities and immunities:

                  (a) Except as to its due execution and delivery of the Agreement, it makes no representation and has no responsibility as to the validity of this Agreement or of any other instrument referred to herein, or as to the correctness of any statement contained herein, and it shall not be required to inquire as to the performance of any obligation under the Merger Agreement.

                  (b) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth of any information therein contained, which it in good faith believes to be genuine and what it purports to be.

                  (c) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection therewith, except its own gross negligence or misconduct.

                  (d) The Escrow Agent may consult with competent and responsible legal counsel selected by it, and it shall not be liable for any action taken or omitted by it in good faith in accordance with the advice of such counsel.

                  (e) The Escrow Agent shall have no discretion whatsoever with respect to the management, disposition or investment of the Escrow Account and is not a trustee or fiduciary to Cardinal or the ALP Stockholders. Cardinal and the ALP Stockholders Representative acknowledge and agree that all investments made pursuant to this section shall be for the account and risk of Cardinal and the ALP Stockholders and any losses associated with investments shall be borne solely by Cardinal and the ALP Stockholders.

                  (f) Cardinal and the ALP Stockholders agree to jointly and severally indemnify and hold the Escrow Agent and its directors, employees, officers, agents, successors and assigns (collectively, the "Indemnified Parties") harmless from and against any and all losses, claims, damages, liabilities and expenses (collectively, "Damages"), including, without limitation, reasonable costs of investigation and counsel fees and expenses which may be imposed on the Escrow Agent or incurred by it in connection with its acceptance of this appointment as the Escrow Agent hereunder or the performance of its duties hereunder. Such indemnity includes, without limitation, Damages incurred in connection with any litigation (whether at the trial or appellate levels) arising from this Escrow Agreement or involving the subject matter hereof. The indemnification provisions contained in this paragraph are in addition to any other rights any of the Indemnified Parties may have by law or otherwise and shall survive the termination of this Agreement or the resignation or removal of the Escrow Agent. Notwithstanding any provision to the contrary in this Escrow Agreement, Cardinal and the ALP Stockholders shall have no liability to the Indemnified Parties with respect to any Damages that result, directly or indirectly, from the gross negligence or misconduct of the Escrow Agent. Any obligation of the ALP Stockholders pursuant to this Section shall be satisfied only by the deduction from the Escrow Deposit by the ALP Stockholders Representative of the amount of such obligations.

                                                                           FINAL

                  (g) The Escrow Agent shall have no duties or responsibilities except those expressly set forth herein, and it shall not be bound by any modification of this Agreement unless in writing and signed by all parties hereto or their respective successors in interest.

                  (h) The Escrow Agent shall have no responsibility in respect of the validity or sufficiency of this Escrow Agreement or of the terms hereof. The recitals of facts in this Escrow Agreement shall be taken as the statements of Cardinal and the ALP Stockholders, and the Escrow Agent assumes no responsibility for the correctness of the same.

                  (i) The Escrow Agent shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper or document reasonably believed by it to be genuine and to have been signed and presented by the proper party or parties. Whenever the Escrow Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action under this Escrow Agreement, such matter may be deemed conclusively proved and established by a certificate signed by Cardinal and the ALP Stockholders Representative (on behalf of the ALP Stockholders), and such certificate shall be full warranty for any action taken or suffered in good faith under the provisions of this Escrow Agreement.

                  (j) In the event of a dispute between the parties hereto sufficient in the discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled at the expense of the Escrow Deposit to tender the Escrow Deposit into the registry or custody of any court of competent jurisdiction, to initiate such legal proceedings at the expense of the Escrow Deposit as it deems appropriate, and thereupon to be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in any such court as Escrow Agent shall determine to have jurisdiction over the Escrow Deposit. The filing of any such legal proceedings shall not deprive Escrow Agent of its compensation hereunder earned prior to such filing.

                  (k) Except as specifically set forth above, the Escrow Agent does not have any interest in the Escrow Deposit but is serving as escrow agent only and having only possession thereof. This Section 4.2(k) shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.


                                   SECTION V

                              CERTAIN TRANSACTIONS

                  5.1 Merger and Other Exchange Transactions. In the event of any consolidation or merger of Cardinal with or into any other corporation or in the event of any other transaction upon which the holders of Cardinal Common Shares are entitled to receive cash, shares of stock, securities or other property in exchange for their Cardinal Common Shares, the Escrow Agent, if and to the extent directed to do so by Cardinal, shall present such Escrowed Shares which are Cardinal Common Shares for such exchange, conversion or otherwise. Any such cash, shares of stock, securities or other property received from such exchange, conversion or otherwise shall be deposited in the Escrow Account and shall be disbursed in accordance with the terms of this Escrow Agreement to Cardinal and/or the ALP Stockholders entitled thereto.

                                                                           FINAL

                  5.2 Merger, etc. of Cardinal. Nothing contained in this Escrow Agreement shall prevent any merger, liquidation or consolidation of Cardinal with or into another corporation or corporations, or successive consolidations or mergers in which Cardinal or its successor or successors shall be a party or parties, or any sale or other conveyance of all or substantially all of the property of Cardinal to another corporation.


                                   SECTION VI

                                  MISCELLANEOUS

                  6.1 ALP Stockholders Representative. The ALP Stockholders, by executing this Agreement, hereby irrevocably appoint the ALP Stockholders Representative to act on behalf of the ALP Stockholders with respect to all matters relating to this Agreement and Article VIII of the Merger Agreement, including without limitation, in considering and certifying the amount of any indemnification hereunder, in communicating with the ALP Stockholders, in appointing a successor Escrow Agent hereunder, in considering and acting with respect to any amendment or termination of this Agreement, and generally in performing all acts expressly required or permitted to be performed by the ALP Stockholders Representative pursuant hereto and pursuant to the Merger Agreement. Cardinal and the Escrow Agent shall have the right to deal exclusively with the ALP Stockholders Representative with respect to all matters under this Agreement and neither Cardinal nor the Escrow Agent shall have any liability to any ALP Stockholders for any acts or omissions of the ALP Stockholders Representative, or any acts or omissions taken or not taken by Cardinal or the Escrow Agent at the direction of the ALP Stockholders Representative, including, but not limited to (i) any acts or omissions relating to the voting of any Escrowed Shares or (ii) the transferring of or the failure to transfer any shares or funds released from escrow. Upon any distribution of Escrowed Shares or other funds to the ALP Stockholders Representative (or to one or more of the ALP Stockholders upon written instruction of the ALP Stockholders Representative) in accordance with this Agreement, the Escrow Agent and Cardinal shall be deemed to have fully satisfied any and all obligations to the ALP Stockholders under this Agreement and the Merger Agreement with respect to the amount of such distribution. The ALP Stockholders Representative agrees to vote the Escrowed Shares based on the directions or instructions of the ALP Stockholders based on their respective ownership interests in the Escrowed Shares reflected in the most recent Ownership Certificate.

                  6.2 Amendment and Termination. This Agreement may be amended or terminated by the written agreement of the parties hereto, or shall terminate automatically at such time as all securities and funds from the Escrow Deposit have been paid or distributed in accordance with the terms of this Agreement and the Escrow Agent has received all fees as described in Section 4.1 hereto. Notwithstanding the foregoing, all provisions concerning the indemnification of the Escrow Agent shall survive any termination of this Agreement.

                  6.3 Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows:

                                                                           FINAL

To ALP:

                  Automatic Liquid Packaging, Inc.
                  2200 Lake Shore Drive
                  Woodstock, Illinois  60098
                  Attention:  Gerhard H. Weiler
                  Telecopy No.:________________

With a copy to:

                  Stuart Duhl, Esq.
                  Schwartz & Freeman
                  401 North Michigan Avenue, Suite 1900
                  Chicago, Illinois  60611
                  Telecopy No.: (312) 222-0818

To Cardinal:

                  Cardinal Health, Inc.
                  7000 Cardinal Place
                  Dublin, Ohio 43017
                  Attention: General Counsel
                  Telecopy No.: (614) 757-6948

With a copy to:

                  John M. Gherlein, Esq.
                  Baker & Hostetler LLP
                  3200 National City Center
                  1900 East Ninth Street
                  Cleveland, Ohio 44114-3485
                  Telecopy No.: (216) 696-0740

To the Escrow Agent:

                  Bank One Trust Company, NA
                  Corporate Trust Department
                  100 East Broad Street, OH1-0181
                  Columbus, Ohio 43271-0181
                  Attention: Michael Dockman
                  Telecopy No.: (614) 248-5195

                                                                           FINAL

To the ALP Stockholders Representative:

                  ___________________________________
                  ___________________________________
                  ___________________________________
                  Attention:_________________________
                  Telecopy No.:______________________

or to such other Person or address as any party shall specify by notice in writing to the party entitled to notice. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received
(w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered or (z) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified, registered or overnight mail.

                  6.4 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Ohio.

                  6.5 Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement may be executed in several counterparts, each of which is an original but all of which together shall constitute one instrument.

                      [Signature page to Escrow Agreement.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                      CARDINAL HEALTH, INC.


                                      By: _____________________________________
                                          Name: _______________________________
                                          Title: ______________________________


                                      FLOWER MERGER CORP.


                                      By: _____________________________________
                                          Name: _______________________________
                                          Title: ______________________________


                                      AUTOMATIC LIQUID PACKAGING, INC.


                                      By: _____________________________________
                                          Name: _______________________________
                                          Title: ______________________________


                                      BANK ONE TRUST COMPANY, NA


                                      By: _____________________________________
                                          Name: _______________________________
                                          Title: ______________________________


                                      THE ALP STOCKHOLDERS

                                      __________________________________________
                                      Gerhard H. Weiler, as the ALP Stockholders
                                      Representative and as Trustee of the
                                      Gerhard H. Weiler Dec. of Trust dated
                                      9/3/93

                     [Signature page to Escrow Agreement.]

                                      __________________________________________
                                      Patricia Weiler


                                      __________________________________________
                                      Lisa Hoffman



                                      __________________________________________
                                      Amy Weiler


                                      __________________________________________
                                      Siegfried Weiler


                                      __________________________________________
                                      Ruth Weiler


                                      __________________________________________
                                      Kurt A. Weiler, individually and as
                                      Trustee of the Kurt A. Weiler Gift Trust


                                      __________________________________________
                                      Anita W. Reiche, individually and as
                                      Trustee of the Anita W. Reiche Gift Trust


                                      __________________________________________
                                      Carol J. Zolp


                                      __________________________________________
                                      Lori Brockrogge


                                      __________________________________________
                                      Frank N. Leo


                                      __________________________________________
                                      Stanley Nowak

                     [Signature page to Escrow Agreement.]

                                      __________________________________________
                                      Arjun Ramrakhyan

                                   SCHEDULE 1

                         ESCROW AGENT FEES AND EXPENSES


Acceptance Fee:                                 $1,250

Administrative Fee:                             $2,500 per year

Transaction Fees:                               $   20 per deposit
                                                $   25 per wire transfer
                                                $   10 per check

Sub-Account:                                    $  250 per sub-account
                                                   (if applicable)

Tax Reporting fee:                              $  250 per year (if applicable)

Extraordinary Fee:                              $  150 per hour; minimum
                                                   increments of one hour.

Out-of-Pocket Expenses:                         Pass-through


The fees quoted in this schedule apply to services ordinarily rendered in administering an escrow account and are subject to reasonable adjustment when the Escrow Agent is called upon to undertake unusual duties or as changes in the law, procedures or the cost of doing business demand. The extraordinary fee rate in effect ($150/hour) will apply at the time services are provided.

Unless otherwise agreed upon, the Acceptance Fee and the first year Administration Fee are payable upon the execution of the Agreement whether or not the escrow account is funded. In the event the escrow is not funded, the Acceptance Fee and all related expenses will not be refunded. Annual Administration fees cover a full year in advance, or any part thereof, and thus are nor pro-rated in the year of termination.